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Filed pursuant to Rule 424(b)(4)
Registration No. 333-213292
Registration No. 333-213533

4,250,000 Shares

Common Stock

          We are offering 3,960,145 shares of our common stock. PBM Capital Investments, LLC, the selling stockholder identified in this prospectus, is offering an additional 289,855 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder.

          Our common stock is listed on The NASDAQ Global Select Market under the symbol "AVXS." The last reported sale price of our common stock on The NASDAQ Global Select Market on September 7, 2016 was $35.41 per share.

          We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

          Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 12 of this prospectus, as well as in the documents incorporated or deemed to be incorporated by reference into this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$34.50	$146,625,000.00
Underwriting discounts and commissions(1)	$2.07	$8,797,500.00
Proceeds to AveXis, Inc., before expenses	$32.43	$128,427,502.35
Proceeds to selling stockholder, before expenses	$32.43	$9,399,997.65

(1)
See "Underwriting" beginning on page 108 for additional information regarding underwriting compensation.

          We have granted the underwriters the option to purchase up to an additional 637,500 shares from us at the initial price to the public less the underwriting discount, within 30 days from the date of this prospectus.

          The underwriters expect to deliver the shares against payment in New York, New York on or about September 13, 2016.

Goldman, Sachs & Co.	Jefferies
BMO Capital Markets Chardan

Prospectus dated September 8, 2016

          Neither we nor the selling stockholder have authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. Neither we nor the selling stockholder take any responsibility for, nor can we or they provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

TRADEMARKS

          AveXis, Inc. and our logo are our trademarks and are used in this prospectus and in the documents incorporated by reference in this prospectus. This prospectus and the documents incorporated by reference in this prospectus also include trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus and in the documents incorporated by reference in this prospectus appear without the ™ symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

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PROSPECTUS SUMMARY

          This summary highlights information contained elsewhere in this prospectus and in the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, especially the "Risk Factors" section beginning on page 12 and our consolidated financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision.

          As used in this prospectus and the documents incorporated by reference, unless the context otherwise requires, references to "we," "us," "our," "the company" and "AveXis" refer to AveXis, Inc.

 AveXis, Inc.

Overview

          We are a clinical-stage gene therapy company dedicated to developing and commercializing novel treatments for patients suffering from rare and life-threatening neurological genetic diseases. Our initial product candidate, AVXS-101, is our proprietary gene therapy product candidate currently in a Phase 1 clinical trial for the treatment of spinal muscular atrophy, or SMA, Type 1, the leading genetic cause of infant mortality. SMA Type 1 is a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, resulting in mortality or the need for permanent ventilation support before the age of two for greater than 90% of patients. The survival motor neuron, or SMN, is a critical protein for normal motor neuron signaling and function. Patients with SMA Type 1 either carry a mutation in their SMN1 gene or their SMN1 genes have been deleted, which prevents them from producing adequate levels of functional SMN protein. AVXS-101 is designed to deliver a fully functional human SMN gene into the nuclei of motor neurons that then generates an increase in SMN protein levels and we believe this will result in improved motor neuron function and patient outcomes.

          In our ongoing, fully enrolled, Phase 1 clinical trial, we have treated 15 SMA Type 1 patients, divided into two dosing cohorts, as of July 1, 2016, and have observed a favorable safety profile that is generally well-tolerated and have also observed preliminary signs of increased survival and improved motor function compared to what would normally be expected in patients suffering from SMA Type 1. The U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA, have each granted AVXS-101 orphan drug designation for the treatment of all types of SMA and the FDA has granted AVXS-101 fast track designation for the treatment of SMA Type 1. In July 2016, the FDA also granted Breakthrough Therapy Designation for AVXS-101 for the treatment of SMA Type 1 in pediatric patients. We have submitted, at the FDA's request, a Type B meeting request for a multidisciplinary, comprehensive discussion of the development program for AVXS-101. In addition to developing AVXS-101 to treat SMA Type 1, we plan to develop AVXS-101 to treat additional SMA types and develop other novel treatments for rare neurological genetic diseases. We intend to initiate a Phase 1/2a safety and dosing study of AVXS-101 via intrathecal delivery in patients with SMA Type 2 in the second half of 2016.

Spinal Muscular Atrophy (SMA)

          SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. The incidence of SMA is approximately one in 10,000 live births. SMA is generally divided into sub-categories termed SMA Type 1, 2, 3 and 4. SMA, and the SMA sub-types, are diagnosed first by identifying the existence of a genetic defect in the SMN1 gene and then by determining the number of copies of the SMN2 backup gene, which correlates with disease onset and severity. If insufficient protein is expressed, muscles do not develop properly. Approximately 60% of new SMA patients have Type 1, the most severe type of SMA, with observation of disease symptoms within six months of birth. Patients with SMA Type 1 have difficulty breathing and swallowing and will never develop the strength to sit up independently or the ability to crawl or walk. Patients with SMA Type 1 frequently die in early childhood due to complications related to respiratory failure resulting from motor neuron degeneration. We believe there is a significant unmet medical need for patients with SMA Type 1, as there are currently no treatments approved by the FDA for SMA. The current standard of care for patients with SMA is limited to palliative therapies, including life-long respiratory care, ventilator support, nutritional care, orthopedic care and physical therapy.

Our Product Candidate — AVXS-101

          We believe gene therapy is a therapeutic approach that is well-suited for the treatment of SMA due to the monogenic nature of the disease, meaning it is caused by a deletion or mutation in a single gene. AVXS-101 is designed to possess the key elements of an optimal gene therapy approach to SMA: delivery of a fully functional human SMN gene into target motor neuron cells; production of sufficient levels of SMN protein required to improve motor neuron function; and rapid onset of effect in addition to sustained SMN expression. AVXS-101 utilizes a non-replicating adeno-associated virus serotype 9, or AAV9, capsid to deliver a functional copy of a human SMN gene to the patient's own cells without modifying the existing DNA of the patient. Unlike many other capsids, the AAV9 capsid utilized in AVXS-101 crosses the blood-brain barrier, a tight protective barrier which regulates the passage of substances between the bloodstream and the brain, thus allowing for intravenous administration. In addition, AAV9 has been observed in preclinical studies to efficiently target motor neuron cells when delivered via either intrathecal or intravenous administration. AVXS-101 has a self-complementary DNA sequence that enables rapid onset of effect and a continuous promoter that is intended to allow for continuous and sustained SMN expression.

          In April 2014, we initiated an open-label, dose-escalation Phase 1 clinical trial of AVXS-101 in patients with SMA Type 1 at Nationwide Children's Hospital in Columbus, Ohio, or NCH. The primary objective of the trial is safety and tolerability, while the secondary objective is to measure the time from birth until an "event," which is defined as death or at least 16 hours per day of required ventilation support for breathing for at least 14 consecutive days in the absence of acute reversible illness or perioperatively. In September 2014, we completed the dosing of the first cohort of three patients, who received a dose of AVXS-101 administered at 6.7 × 1013 vector genome per kilogram, or vg/kg, or the low dose, and in December 2015, we completed the dosing of 12 patients in the second cohort, who received the 2.0 × 1014 vg/kg dose or the proposed therapeutic dose. Use of the term "proposed therapeutic dose" does not imply that we have established efficacy, but this dose is the dosing level that we presently intend to evaluate in future trials. We will likely be required to conduct a pivotal trial followed by review and approval of the product candidate by the FDA before making any claims of efficacy as to our product candidate or the appropriate dose.

          We have a Type B meeting scheduled with FDA in late September 2016 to discuss the development program for AVXS-101 in SMA Type 1. We intend to discuss, among other matters, the design of our pivotal trials.

          We have an exclusive, worldwide license with NCH under certain patent applications related to both the intravenous and intrathecal delivery of AVXS-101 for the treatment of all types of SMA, and an exclusive, worldwide license from a predecessor to REGENXBIO Inc., or REGENXBIO, under certain patents and patent applications owned by the Trustees of the University of Pennsylvania and licensed to ReGenX Biosciences, LLC, or ReGenX, to use the AAV9 capsid for the in vivo gene therapy treatment of SMA in humans. In addition, we have a non-exclusive, worldwide license agreement with Asklepios BioPharmaceutical Inc., or AskBio, under certain patents and patent applications owned by The University of North Carolina at Chapel Hill and licensed to AskBio for the use of its self-complementary DNA technology for the treatment of SMA.

Our Strategy

          We are building a patient-centric business with the goal of developing innovative gene therapy treatments that transform the lives of patients and their families suffering from rare and life-threatening neurological genetic diseases. In order to accomplish this goal, we plan to execute on the following key strategies:

  •
  Rapidly advance our SMA Type 1 program through clinical trials in the United States.  We are currently conducting an open-label, dose-escalation Phase 1 clinical trial of AVXS-101 in patients with SMA Type 1 at NCH. In December 2015, we completed the enrollment of our Phase 1 trial, having dosed a total of 15 patients in two dosing cohorts. The FDA has granted AVXS-101 fast track and breakthrough therapy designations for the treatment of SMA Type 1, and the EMA and the FDA have granted orphan drug designation for the treatment of all types of SMA.

  •
  Expand the development of AVXS-101 into SMA Types 2 and 3.  Based on preclinical and our preliminary clinical observations to date, we believe AVXS-101 may also have the ability to treat patients with SMA Types 2 and 3, which result from the same genetic defect as SMA Type 1. In the United States, the incidence of SMA is approximately one in 10,000 live births with SMA Types 1 and 2 being the most common representing approximately 60% and 27% of all new cases of SMA, respectively, and SMA Type 3 being less common. The prevalence of SMA Types 2 and 3 is approximately 52% and 36%, respectively, of all patients with SMA.

  •
  Advance the development of AVXS-101 outside of the United States.  The incidence, standard of care and prognosis of SMA globally are generally consistent. With no approved treatments, we believe there is significant unmet need for patients suffering from SMA outside the U.S. We intend to conduct clinical trials outside of the United States, beginning in Europe, in an effort to expand access to AVXS-101 to patients in international markets.

  •
  Build a pipeline of gene therapy treatments for other rare and life-threatening neurological genetic diseases. In addition to our programs in SMA, we also intend to identify, acquire, develop and commercialize novel product candidates for the treatment of other rare and life-threatening neurological genetic diseases with mechanisms of action that we believe can be treated with gene therapy. We intend to employ a targeted approach to acquisition and licensing transactions reflecting our goal to be a leading gene therapy company focused on the treatment of rare and life-threatening neurological diseases.

  •
  Continue to invest in and develop robust and sustainable manufacturing processes and multiple supply sources to ensure the supply of high-quality products. To date, our manufacturing processes have been consistent with the stage of product development that we are in. We have evaluated and are implementing a plan to scale up our manufacturing processes to meet our needs in later-stage clinical trials. In addition to engaging third-party manufacturers, we are establishing our own commercial scale cGMP-compliant manufacturing facility to provide multiple long-term supply alternatives to meet commercial demand in the event that AVXS-101 receives marketing approval.

  •
  Invest in developing and accessing intellectual property to further expand our product portfolio. To date, we have secured our intellectual property position through our agreements with our key collaborators and other third parties. We plan to build upon this intellectual property position through additional patent applications related to AVXS-101.

    With respect to future product candidates, we expect to continue to work with REGENXBIO and other creators of next generation vectors to ensure appropriate access to additional therapeutic candidates.

  •
  Continue to develop a strong, collaborative network of key stakeholders, including patient advocacy groups, healthcare professionals, key opinion leaders and research institutions, to inform our clinical development and commercialization strategies. We believe that it is imperative to put the patient at the center of our focus, and we intend to work and listen closely to key stakeholders to ensure that we clearly understand their issues, insights and recommendations. The feedback from and collaboration with these groups will inform our key strategies to transform the lives of patients and their families suffering from rare and life-threatening neurological genetic diseases with safe and effective therapies.

Recent Developments

          Below is a summary of the preliminary results of our ongoing Phase 1 trial as of July 1, 2016:

  •
  AVXS-101 appears to have a favorable safety profile and to be generally well-tolerated in patients studied. As of July 1, 2016, there have been a total of 107 adverse events, or AEs, reported, 31 of which were determined to be serious adverse events, or SAEs. Two of the 31 were deemed treatment-related and, as previously reported, those SAEs were clinically asymptomatic liver enzyme elevations. Of the 76 non-serious AEs, three were treatment-related elevations in liver enzymes experienced by two patients. All elevated liver enzyme AEs and SAEs were resolved with prednisolone treatment. Other non-treatment-related AEs were expected and were associated with SMA.

  •
  No patients in either of the two dosing cohorts have experienced an "event," defined as death or until a patient requires at least 16 hours per day of ventilation support for breathing for 14 consecutive days in the absence of an acute reversible illness, or perioperatively. The median event-free age of all 15 patients was 17.9 months, and the median event-free age of patients in the first, low-dose cohort, or Cohort 1, was 28.8 months and in the second, proposed therapeutic-dose cohort, or Cohort 2, was 14.8 months. All 15 patients are over 8 months of age. The first patient treated with AVXS-101 completed the two-year follow-up period in May 2016 and, therefore, this patient's age is reported in this analysis as of May 2016. Based on an independent, peer-reviewed natural history study of SMA Type 1 conducted by the Pediatric Neuromuscular Research Network for SMA and published in Neurology in 2014, or the Finkel Study, the natural history of the disease indicates that 25 percent of untreated SMA Type 1 patients survive event-free at 13.6 months of age and that 8 percent survive event-free at 20 months of age. The lethality of the disease is further supported by the recent release of results from the NeuroNEXT NIH-sponsored natural history study in SMA Type 1, or the NeuroNEXT NIH Study, which indicates a median time to death or tracheostomy for ventilation support for breathing from birth to 8 months.

  •
  Mean increases of 9.0 points and 23.3 points in CHOP-INTEND scores were observed in Cohort 1 and Cohort 2, respectively. Eleven out of 12 patients (92%), eight out of 12 patients (67%), and three out of 12 patients (25%) in Cohort 2 have achieved CHOP-INTEND scores of at least 40 points, 50 points or 60 points, respectively. Of the three patients who have achieved CHOP-INTEND scores of at least 60 points, which is considered normal, two patients have achieved the maximum CHOP-INTEND score of 64. The Children's Hospital of Philadelphia Infant Test of Neuromuscular Disorders, or CHOP-INTEND, is a test developed to measure motor skills of patients with SMA Type 1. The NeuroNEXT NIH Study indicates a mean decline of 10.5 points in CHOP-INTEND scores over a one-year period in untreated

    SMA Type 1 patients, highlighting the rapid loss of motor function occurring early in the disease course.

  •
  During review of the data as of July 1, 2016, we learned that one patient in Cohort 1 who was suffering from hypersalivation (a condition experienced by some SMA patients), underwent salivary ligation surgery on July 13, 2016. The patient required non-invasive ventilation for 16 or more hours per day continuously for greater than two weeks pre-operatively which is classified by the study protocol as reaching the "permanent ventilation endpoint." This patient did not reach the permanent ventilation endpoint until after the time period covered by the July 1, 2016 data analysis. An independent Data Safety Monitoring Board, or the DSMB, determined that this development was not a "permanent ventilation endpoint" for the data as of July 1, 2016, but would be classified as an "event" for the next data period ending in September 2016. This event was determined by the DSMB to represent progression of disease and not an adverse event related to the use of AVXS-101.

          In September 2016, Dr. Brian Kaspar, our Chief Scientific Officer, who has previously served in this capacity on a part-time basis, while continuing as a full time faculty member of NCH, began a six month entrepreneurial leave of absence from his role at NCH to allow Dr. Kaspar to focus his efforts on AveXis on a full time basis.

Our Team

          When AveXis was founded, we formed a collaboration with NCH to explore the use of gene therapy for the treatment of SMA and secured our first institutional investors and expanded our leadership team. Our current operations are a result of this collaboration with NCH and research conducted by our Chief Scientific Officer, Dr. Brian Kaspar. Dr. Kaspar has over 20 years of gene therapy experience. Historically, Dr. Kaspar has served as a principal investigator in the Center for Gene Therapy at the Research Institute at NCH, although in September 2016, Dr. Kaspar began a six month entrepreneurial leave of absence from NCH. NCH is a leading pediatric gene therapy research institute.

          To execute on AveXis' mission, we have assembled a management team that includes individuals with expertise in gene therapy, regulatory development, product development, manufacturing and commercialization, with a history of success in building and operating innovative biotechnology and healthcare companies focused on rare and life-threatening diseases. This team is led by our President and Chief Executive Officer, Sean P. Nolan, who brings 25 years of broad leadership and management experience in the biopharmaceutical industry to AveXis. Most recently he was the chief business officer of InterMune, Inc. where he led multiple functions across the organization, including North American commercial operations, global marketing, corporate and business development, and global manufacturing and supply chain. Our other management team members also have successful track records developing and commercializing drugs through previous experiences at companies such as Abbott Laboratories, Amgen, Auspex, InterMune, Hospira, Novartis, Pfizer, Daiichi Sankyo and Quest Diagnostics.

Risks Associated with Our Business

          Our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the pharmaceutical industry. An investment in our shares involves a high degree of risk. These risks may limit our ability to successfully execute our business strategy and are discussed in greater detail under "Risk Factors" beginning on page 12 of this prospectus. Some of the principal risks relating to our business and our ability to execute our business strategy include:

  •
  We have incurred net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.

  •
  We have never generated revenue from product sales and may never be profitable.

  •
  The development and commercialization of AVXS-101, or any other product candidates we may develop, is subject to many risks. If we do not successfully develop and commercialize any product candidate, our business will be adversely affected.

  •
  AVXS-101 is based on a novel technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval. To our knowledge, no gene therapy product has been approved in the United States and only one such product has been approved in the European Union.

  •
  Success in preclinical studies or early clinical trials, including in our ongoing Phase 1 clinical trial, may not be indicative of results obtained in later trials.

  •
  AVXS-101 may cause undesirable side effects or have other properties that could delay or prevent its regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.

  •
  Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval to commercialize AVXS-101 and the approval may be for a more narrow indication than we seek.

  •
  Breakthrough therapy designation by the FDA may not lead to a faster development, regulatory review or approval process, and it does not increase the likelihood that any of our product candidates will receive marketing approval in the United States.

  •
  Even if we obtain and maintain approval for AVXS-101 from the FDA, we may never obtain approval for AVXS-101 outside of the United States, which would limit our market opportunities and adversely affect our business.

  •
  The commercial success of AVXS-101 will depend upon its degree of market acceptance by physicians, patients, third party payors and others in the medical community.

  •
  A third party has conducted the only clinical trial of AVXS-101 to date and had sponsored this trial through November 6, 2015, and our ability to influence the design and conduct of this trial has been limited. Any failure by a third party to meet its obligations with respect to the clinical and regulatory development of AVXS-101 may delay or impair our ability to obtain regulatory approval for AVXS-101 and result in liability for us.

  •
  We are in the process of changing our third party manufacturer of AVXS-101 and, although we intend to establish our own AVXS-101 manufacturing facility, we expect to utilize third parties to conduct our product manufacturing for the foreseeable future. Therefore, we are subject to the risk that these third parties may not perform satisfactorily.

  •
  If we are unable to establish sales, medical affairs and marketing capabilities or enter into agreements with third parties to market and sell AVXS-101, we may be unable to generate any product revenue.

  •
  Delays in obtaining regulatory approval of our manufacturing process and facility or disruptions in our manufacturing process may delay or disrupt our product development and commercialization efforts. To date, to our knowledge, no cGMP gene therapy manufacturing facility in the United States has received approval from FDA for the manufacture of an approved gene therapy product.

  •
  We face significant competition in an environment of rapid technological change and the possibility that our competitors may achieve regulatory approval before us or develop therapies that are more advanced or effective than ours, which may adversely affect our financial condition and our ability to successfully market or commercialize AVXS-101.

  •
  Our rights to develop and commercialize AVXS-101 are subject to the terms and conditions of licenses granted to us by others.

  •
  If we are unable to obtain and maintain patent protection for our current product candidate, any future product candidates we may develop and our technology, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our current product candidate, any future product candidates we may develop and our technology may be adversely affected.

  •
  We have identified material weaknesses in our internal control over financial reporting, which remain unremediated as of June 30, 2016. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Implications of Being an Emerging Growth Company

          We qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions include:

  •
  reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data in this prospectus;

  •
  an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

  •
  reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

  •
  exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements.

          We may take advantage of these provisions for up to five years or such earlier time that we no longer qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our capital stock held by non-affiliates as of the end of our second fiscal quarter or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. For example, we have taken advantage of the exemption from auditor attestation on the effectiveness of our internal control over financial reporting. To the extent that we take advantage of these reduced reporting burdens, the information that we provide stockholders may be different than you might obtain from other public companies in which you hold equity interests.

          In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Our Corporate Information

          We were originally formed under the laws of the state of Delaware in March 2010 under the name BioLife Cell Bank, LLC. In January 2012, we converted from a limited liability company to a Delaware corporation, BioLife Cell Bank, Inc. In January 2014, we amended and restated our certification of incorporation to change our name to AveXis, Inc. Our principal executive offices are located at 2275 Half Day Road, Suite 160, Bannockburn, Illinois 60015, and our telephone number is (847) 572-8280. Our website address is www.avexis.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

The Offering

Common stock offered by us	3,960,145 shares
Common stock offered by the selling stockholder	289,855 shares
Common stock to be outstanding after this offering	26,973,983 shares
Option to purchase additional shares	The underwriters have a 30-day option to purchase a maximum of 637,500 additional shares of common stock from us.
Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be $127.7 million, or $148.4 million if the underwriters exercise in full their option to purchase additional shares.

We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund our ongoing Phase 1 clinical trial and future SMA trials for AVXS-101, manufacturing activities to support our ongoing and future trials for AVXS-101, including the establishment of our own manufacturing facility, and for general corporate purposes and working capital. See "Use of Proceeds" on page 78.

We will not receive proceeds from the sale of the shares by the selling stockholder. For more information about the selling stockholder, see "Principal and Selling Stockholders" on page 93.
Risk factors	See "Risk Factors" beginning on page 12 for a discussion of factors you should consider carefully before deciding to invest in our common stock.
NASDAQ Global Select Market symbol	"AVXS"

          The number of shares of our common stock to be outstanding after this offering is based on 23,013,838 shares of our common stock outstanding as of June 30, 2016. The number excludes:

  •
  2,348,617 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2016, at a weighted-average exercise price of $18.70 per share;

  •
  310,220 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2016, at a weighted-average exercise price of $2.57 per share; and

  •
  up to a maximum of 4,339,451 shares of our common stock reserved for future issuance under our 2016 Equity Incentive Plan, or the 2016 Plan, as of June 30, 2016, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2016 Plan.

          Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  no exercise of outstanding options or warrants after June 30, 2016; and

  •
  no exercise by the underwriters of their option to purchase additional shares of our common stock.

Summary Consolidated Financial Data

          The following tables set forth, for the periods and as of the date indicated, our summary consolidated financial data. The statement of operations data for the years ended December 31, 2013, 2014 and 2015 are derived from our audited consolidated financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015. The balance sheet data as of June 30, 2016 and the statement of operations data for the six months ended June 30, 2015 and 2016 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in our opinion, contain all adjustments, consisting of normal and recurring adjustments, necessary for the fair statement of such financial data. Our historical results are not necessarily indicative of our future results, and our operating results for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016 or any other interim periods or any future year or period. The summary consolidated financial data should be read together with our financial statements and related notes, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus or incorporated herein by reference.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
				(unaudited)
		(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses:
Research and development	363	13,550	27,493	12,467	26,445
General and administrative	1,834	1,870	11,080	2,911	10,242

Total operating expenses	2,197	15,420	38,573	15,378	36,687

Loss from operations	(2,197)	(15,420)	(38,573)	(15,378)	(36,687)
Other income	—	—	84	—	—
Interest (expense) income	(17)	(132)	15	6	132

Loss from continuing operations, before income taxes	(2,214)	(15,552)	(38,474)	(15,372)	(36,555)
Income tax expense (benefit)	—	—	—	—	—

Loss from continuing operations	(2,214)	(15,552)	(38,474)	(15,372)	(36,555)
Loss from discontinued operations, net of tax	475	9	—	—	—
Loss from sale of discontinued operations, net of tax	—	145	—	—	—

Net loss	(2,689)	$(15,706)	$(38,474)	$(15,372)	$(36,555)

Basic and diluted net loss per common share from continuing operations(1)	$(0.35)	$(2.37)	$(5.43)	$(3.05)	$(1.84)
Basic and diluted net loss per common share from discontinued operations(1)	(0.08)	(0.02)	—	—	—

Basic and diluted net loss per common share(1)	$(0.43)	$(2.39)	$(5.43)	$(3.05)	$(1.84)

Weighted-average basic and diluted common shares outstanding(1)	6,228,922	6,916,404	7,087,618	5,045,211	19,876,850

(1)
For an explanation of the method used to calculate basic and diluted net loss per common share, see (a) Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated herein by reference and (b) Note 7 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, incorporated herein by reference.

	As of June 30, 2016
	Actual	As Adjusted(1)
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$131,433	$259,147
Working capital	125,739	253,453
Total assets	143,112	270,826
Total liabilities	8,683	8,683
Common stock	2	3
Additional paid-in capital	229,532	357,245
Accumulated deficit	(95,105)	(95,105)
Total stockholders' equity	134,429	262,143

(1)
The as adjusted column reflects the receipt of the net proceeds from the sale of 4,250,000 shares of our common stock at the public offering price of $34.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive proceeds from the sale of the shares by the selling stockholder. Accordingly, there is no impact upon the adjusted consolidated balance sheet for these sales.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. Before deciding whether to invest in shares of our common stock, you should carefully consider the risks described below, and all other information contained in or incorporated by reference in this prospectus before making an investment decision. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment.

Risks related to our financial position and need for capital

We have incurred net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future and may never achieve or maintain profitability.

          Since inception, we have incurred significant net losses. Our net losses were $2.7 million, $15.7 million and $38.5 million for the years ended December 31, 2013, 2014 and 2015, respectively, and $36.6 million as of June 30, 2016. As of June 30, 2016, we had an accumulated deficit of $95.1 million. We have devoted substantially all of our efforts to research and development, including clinical development of our gene therapy product candidate, AVXS-101, as well as to building out our management team and infrastructure. We expect that it could be several years, if ever, before we have a commercialized product candidate. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter. We anticipate that our expenses will increase substantially if, and as, we:

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  continue our research and the preclinical and clinical development of our product candidate, including our ongoing Phase 1 and other planned clinical trials for AVXS-101;

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  initiate additional clinical trials and preclinical studies for any additional product candidates that we may pursue in the future;

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  prepare our biologics license application, or BLA, and marketing authorization application for AVXS-101;

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  manufacture current good manufacturing practices, or cGMP, material for clinical trials or potential commercial sales;

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  establish and validate a commercial-scale cGMP manufacturing facility;

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  further develop our gene therapy product candidate portfolio;

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  establish a sales, marketing and distribution infrastructure to commercialize any product candidate for which we may obtain marketing approval;

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  develop, maintain, expand and protect our intellectual property portfolio;

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  acquire or in-license other product candidates and technologies; and

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  seek marketing approval for AVXS-101 in the European Union and in other key geographies.

          To become and remain profitable, we must develop and eventually commercialize one or more product candidates with significant market potential. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of AVXS-101, developing and validating commercial scale manufacturing processes, obtaining marketing approval for this product candidate, manufacturing, marketing and selling any future product candidates for which we may obtain marketing approval and satisfying any post-marketing requirements. We currently only have one product candidate, AVXS-101 and we may never acquire, in-license or develop additional product candidates. We may never succeed in any or all of these activities and, even if we do, we may never generate revenues that are significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to raise capital, maintain our research and development efforts, expand our business or continue our operations. A decline in the value of our company also could cause you to lose all or part of your investment.

          Because of the numerous risks and uncertainties associated with pharmaceutical product and biological development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. If we are required by the U.S. Food and Drug Administration, or FDA, or the European Medicines Agency, or EMA, or other regulatory authorities to perform studies in addition to those currently expected, or if there are any delays in completing our clinical trials or the development of AVXS-101, our expenses could increase and revenue could be further delayed.

We have never generated revenue from product sales and may never be profitable.

          Our ability to generate revenue from product sales and achieve profitability depends on our ability, alone or with collaborative partners, to successfully complete the development of, and obtain the regulatory approvals necessary to commercialize, AVXS-101 and any additional product candidates that we may pursue in the future. We do not anticipate generating revenues from product sales for the next several years, if ever. Our ability to generate future revenues from product sales depends heavily on our, or our future collaborators', success in:

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  completing research and preclinical and clinical development of our current product candidate in a timely and successful manner;

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  seeking and obtaining regulatory and marketing approvals for any future product candidates for which we complete clinical trials;

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  launching and commercializing any future product candidates for which we obtain regulatory and marketing approval by establishing a sales force, marketing and distribution infrastructure or, alternatively, collaborating with a commercialization partner;

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  qualifying for coverage and adequate reimbursement by government and third-party payors for AVXS-101 both in the U.S. and internationally;

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  maintaining and enhancing a commercially viable, sustainable, scalable, reproducible and transferable manufacturing process for AVXS-101 that is compliant with cGMPs;

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  establishing and maintaining supply and manufacturing relationships with third parties that can provide adequate, in both amount and quality, products and services to support clinical development and the market demand for our product candidate, if approved;

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  obtaining market acceptance, if and when approved, of our product candidate as a viable treatment option by patients, the medical community, and third-party payors;

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  effectively addressing any competing technological and market developments;

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  implementing additional internal systems and infrastructure, as needed;

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  negotiating favorable terms in any collaboration, licensing or other arrangements into which we may enter and performing our obligations in such collaborations;

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  maintaining, protecting and expanding our portfolio of intellectual property rights, including patents, trade secrets and know-how;

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  avoiding and defending against third-party interference or infringement claims; and

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  attracting, hiring and retaining qualified personnel.

          Even if any product candidate that we develop is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Our expenses could increase beyond expectations if the FDA, the EMA or other regulatory authorities require us to perform clinical and other studies in addition to those that we currently anticipate. Even if we are able to generate revenues from the sale of any approved product candidates, we may not become profitable and may need to obtain additional funding to continue operations.

          Many of these factors are beyond our control. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

          We are a development-stage company founded in 2010, and we did not begin research and development activities for the treatment of SMA with AVXS-101 until 2013. Our efforts to date, with respect to the development of AVXS-101, have been limited to organizing and staffing our company, business planning, raising capital, acquiring our technology, identifying AVXS-101 as a potential gene therapy product candidate and undertaking a clinical trial of that product candidate and establishing collaborations. We have not yet demonstrated the ability to complete late stage clinical trials of AVXS-101 or any other product candidate, obtain marketing approvals, manufacture a commercial-scale product or conduct sales and marketing activities necessary for successful commercialization. Consequently, any predictions you make about our future success or viability may not be as accurate as they could be if we had more experience developing gene therapy products.

          We do not currently have the ability to perform the sales, marketing and manufacturing functions necessary for the production and sale of AVXS-101 on a commercial scale. Our only product candidate is AVXS-101, which may be required to undergo significant additional clinical trials before it can be commercialized, if at all. The successful commercialization of AVXS-101 will require us to perform a variety of functions, including:

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  continuing clinical development of AVXS-101;

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  obtaining required regulatory approvals;

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  formulating and manufacturing product candidates; and

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  conducting sales and marketing activities.

          We expect our financial condition and operating results to continue to fluctuate from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. We will need to transition at some point from a company with a research and development focus to a company capable of undertaking commercial activities. We may encounter unforeseen expenses, difficulties, complications and delays and may not be successful in such a transition.

We will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate certain of our product development efforts or other operations.

          We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development of, initiate further clinical trials of, and seek marketing approval for, AVXS-101. In addition, if we obtain marketing approval for our product candidate, we expect to incur significant expenses related to product sales, medical affairs, marketing, manufacturing and distribution. Furthermore, we expect to incur additional costs associated with operating as a public company. We anticipate that we will need additional funding to complete the development of AVXS-101 and any future product candidates and commercialize any such approved products.

          Our future capital requirements will depend on many factors, including:

  •
  the progress and results of our current and planned clinical trials of AVXS-101;

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  the scope, progress, results and costs of drug discovery, laboratory testing, manufacturing, preclinical development and clinical trials for any other product candidates that we may pursue in the future, if any;

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  the costs, timing and outcome of regulatory review of AVXS-101 and any other product candidates we may develop;

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  the costs of establishing and maintaining our own commercial-scale cGMP manufacturing facility;

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  the costs associated with the manufacturing process development and evaluation of third-party manufacturers;

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  the costs of future activities, including product sales, medical affairs, marketing, manufacturing and distribution, for AVXS-101 or any other product candidates we may develop for which we receive marketing approval;

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  revenue, if any, received from commercial sale of AVXS-101 or other product candidates, should any of our product candidates receive marketing approval;

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  the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;

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  our current collaboration and license agreements remaining in effect and our achievement of milestones under those agreements;

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  our ability to establish and maintain additional collaborations and licenses on favorable terms, if at all; and

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  the extent to which we acquire or in-license other product candidates and technologies.

          Identifying potential product candidates and conducting preclinical testing and clinical trials is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidates, if approved, may not achieve commercial success. Our product revenues, if any, will be derived from or based on sales of product candidates that may not be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. To the extent that additional capital is raised through the sale of equity or equity-linked securities, the issuance of those securities could result in substantial dilution for our current stockholders and the terms may include liquidation or other preferences that adversely affect the rights of our current stockholders. Debt financing, if available, may involve covenants restricting our operations or our ability to incur additional debt. Any debt or additional equity financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our product candidates, or grant licenses on terms that are not favorable to us. Furthermore, the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our common stock to decline and existing stockholders may not agree with our financing plans or the terms of such financings. Adequate additional financing may not be available to us on acceptable terms, or at all.

Risks related to the development of our current product candidate

The development and commercialization of AVXS-101, or any other product candidates we may develop, is subject to many risks. If we do not successfully develop and commercialize any product candidate, our business will be adversely affected.

          We are currently focusing our development efforts on solely one gene therapy product candidate, AVXS-101 for the treatment of SMA. We also intend to in-license or develop additional product candidates for the treatment of rare and life-threatening neurological genetic diseases. The development and commercialization of AVXS-101 or any other product candidate we may develop is subject to many risks, including:

  •
  the FDA will require additional clinical trials beyond what we currently expect prior to approval of AVXS-101;

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  the FDA may disagree with our interpretation of data from our preclinical studies and clinical studies or may require that we conduct additional studies;

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  the FDA may disagree with our proposed design of future clinical trials of AVXS-101;

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  the FDA may not accept data generated at our clinical study site;

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  we may be unable to obtain and maintain regulatory approval of our product candidate in the United States and foreign jurisdictions;

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  the prevalence and severity of any side effects of any product candidate could delay or prevent commercialization, limit the indications for any approved product candidate, require the establishment of a risk evaluation and mitigation strategy, or REMS, or cause an approved product candidate to be taken off the market;

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  the FDA may identify deficiencies in our manufacturing processes or facilities or those of our third-party manufacturers;

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  the FDA may change its approval policies or adopt new regulations;

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  the third-party manufacturers we expect to depend on to supply or manufacture our product candidates may not produce adequate supply;

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  we, or our third-party manufacturers may not be able to source or produce cGMP materials for the production of AVXS-101;

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  we may not be able to manufacture our drugs at a cost or in quantities necessary to make commercially successful products;

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  we may not be able to obtain adequate supply of AVXS-101 for our clinical trials;

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  we depend on clinical research organizations, or CROs, to conduct our clinical trials;

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  we may experience delays in the commencement of, enrollment of patients in and timing of our clinical trials;

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  we may not be able to demonstrate that our product candidate is safe and effective as a treatment for its indications to the satisfaction of the FDA or other similar regulatory bodies, and we may not be able to achieve and maintain compliance with all regulatory requirements applicable to our products;

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  we may not be able to maintain a continued acceptable safety profile of our products following approval;

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  we may be unable to establish or maintain collaborations, licensing or other arrangements;

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  the market may not accept AVXS-101 or any other product candidate we may develop;

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  we may be unable to establish and maintain an effective sales and marketing infrastructure, either through the creation of a commercial infrastructure or through strategic collaborations, and the effectiveness of our own or any future strategic collaborators' marketing, sales and distribution strategy and operations will affect our profitability;

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  we may not be able to successfully develop and expand our sales, marketing, and distribution capabilities for AVXS-101, nor to successfully launch commercial sales if we obtain marketing approval;

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  we may experience competition from existing products or new products that may emerge;

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  we and our licensors may be unable to successfully obtain, maintain, defend and enforce intellectual property rights important to protect AVXS-101; and

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  we may not be able to obtain and maintain coverage and adequate reimbursement from third-party payors.

          If any of these risks materializes, we could experience significant delays or an inability to successfully commercialize AVXS-101 or any other product candidate we may develop, which would have a material adverse effect on our business, financial condition and results of operations.

AVXS-101 is based on a novel technology, which makes it difficult to predict the time and cost of development and of subsequently obtaining regulatory approval. To our knowledge, no gene therapy product has been approved in the United States and only two such products have been approved in the European Union.

          We have concentrated our research and development efforts on AVXS-101 for the treatment of SMA and our future success depends on our successful development of that product candidate. There can be no assurance that we will not experience problems or delays in developing our product candidate and that such problems or delays will not cause unanticipated costs, or that any such development problems can be solved. We may also experience unanticipated problems or delays in expanding our manufacturing capacity through third-party manufacturers or our own cGMP facility, which would prevent us from completing our clinical trials, meeting the obligations of our collaborations, or commercializing our product candidates on a timely or profitable basis, if at all. For example, we may uncover a previously unknown risk associated with AVXS-101 or risks we are aware of, such as the elevated liver function enzymes we observed in the patients treated in the clinical trials for AVXS-101, may be more problematic than we currently believe and this may prolong the period of observation required for obtaining regulatory approval or may necessitate additional clinical testing.

          In addition, the product specifications and the clinical trial requirements of the FDA, the EMA and other regulatory authorities and the criteria these regulators use to determine the safety and efficacy of a product candidate vary substantially according to the type, complexity, novelty and intended use and market of such product candidate. For example, the FDA and the EMA have different requirements regarding what constitutes an acceptable antibiotic-resistant genetic marker for plasmid selection needed for the production of AVXS-101. From an FDA perspective, both ampicillin-resistant and kanamycin-resistant genetic markers are acceptable, while from an EMA perspective, only kanamycin-resistant genetic markers are acceptable. As a result, we have begun to transition to kanamycin-resistant plasmid selection for all future clinical trials, including clinical trials to be conducted in the European Union. The regulatory approval process for novel product candidates such as ours is unclear and can be more expensive and take longer than for other, better known or more extensively studied product candidates. To our knowledge, only two gene therapy products, uniQure N.V.'s Glybera and GlaxoSmithKline's Strimvelis, have received marketing authorization from the European Commission. In addition, there is no drug specifically approved for SMA. As a result, it is difficult to determine how long it will take or how much it will cost to obtain regulatory approvals for AVXS-101 in either the United States or the European Union or how long it will take to commercialize our product candidate. Approvals by the European Commission may not be indicative of what the FDA may require for approval and vice versa.

          Regulatory requirements governing gene and cell therapy products have changed frequently and may continue to change in the future. The FDA has established the Office of Cellular, Tissue and Gene Therapies within its Center for Biologics Evaluation and Research, or CBER, to consolidate the review of gene therapy and related products, and has established the Cellular, Tissue and Gene Therapies Advisory Committee to advise CBER in its review. Gene therapy clinical trials conducted at institutions that receive funding for recombinant DNA research from the United States National Institutes of Health, or the NIH, also are potentially subject to review by the NIH Office of Biotechnology Activities' Recombinant DNA Advisory Committee, or the RAC; however, the NIH recently announced that the RAC will only publicly review clinical trials if the trials cannot be evaluated by standard oversight bodies and pose unusual risks. Although the FDA decides whether individual gene therapy protocols may proceed, the RAC public review process, if undertaken, can delay the initiation of a clinical trial, even if the FDA has reviewed the trial design and details and approved its initiation. Conversely, the FDA can put an IND on a clinical hold even if the RAC has provided a favorable review or an exemption from in-depth, public review. If we were to engage an NIH-funded institution to conduct a clinical trial, that institution's institutional biosafety committee as well as its institutional review board, or IRB, would need to review the proposed clinical trial to assess the safety of the trial. In addition, adverse developments in clinical trials of gene therapy products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of our product candidate. Similarly, the EMA may issue new guidelines concerning the development and marketing authorization for gene therapy medicinal products and require that we comply with these new guidelines.

          These regulatory review committees and advisory groups and the new guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of AVXS-101 or future product candidates or lead to significant post-approval limitations or restrictions. As we advance AVXS-101, we will be required to consult with these regulatory and advisory groups, and comply with applicable guidelines. If we fail to do so, we may be required to delay or discontinue development of AVXS-101. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delay or failure to obtain, or unexpected costs in obtaining, the regulatory approval necessary to bring a potential product to market could decrease our ability to generate sufficient product revenue, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

Breakthrough therapy designation by the FDA may not lead to a faster development, regulatory review or approval process, and it does not increase the likelihood that any of our product candidates will receive marketing approval in the United States.

          We have received breakthrough therapy designation for AVXS-101 for the treatment of SMA Type 1 in pediatric patients, and may, in the future, apply for breakthrough therapy designation for other product candidates in the United States. A breakthrough therapy product candidate is defined as a product candidate that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that such product candidate may demonstrate substantial improvement on one or more clinically significant endpoints over existing therapies. The FDA will seek to ensure the sponsor of a breakthrough therapy product candidate receives: (i) intensive guidance on an efficient drug development program; (ii) intensive involvement of senior managers and experienced staff on a proactive, collaborative and cross-disciplinary review; and (iii) a rolling review process whereby the FDA may consider reviewing portions of a BLA before the sponsor submits the complete application. Product candidates designated as breakthrough therapies by the FDA may be eligible for priority review if supported by clinical data.

          Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to products considered for approval under conventional FDA procedures and, in any event, does not assure ultimate approval by the FDA. In addition, even though AVXS-101 has been designated as a breakthrough therapy product candidate, the FDA may later decide that it no longer meets the conditions for designation or decide that the time period for FDA review or approval will not be shortened.

Success in preclinical studies or early clinical trials, including in our ongoing Phase 1 clinical trial, may not be indicative of results obtained in later trials.

          Results from preclinical studies or early stage clinical trials such as our ongoing Phase 1 clinical trial are not necessarily predictive of future clinical trial results, and interim results of a clinical trial are not necessarily indicative of final results. AVXS-101 may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies and thus far in our ongoing phase 1 clinical trial. The clinical trial process may fail to demonstrate that AVXS-101 is safe for humans and effective for indicated uses. This failure would cause us to abandon AVXS-101, which is currently our only product candidate. Our ongoing Phase 1 clinical trial has involved a small patient population and the duration of treatment has been relatively short. In addition, our ongoing Phase 1 clinical trial of AVXS-101 does not include a placebo control or other comparator, such as a natural history study. The FDA may request that any pivotal trial of AVXS-101 would need to be well controlled and could include a placebo control or other comparator and would need to demonstrate efficacy over a much longer period than we have observed to date. Because of the small sample size and other changes to the design of the clinical trial that we would expect in a pivotal trial, the results of our ongoing Phase 1 clinical trial may not be indicative of results of future clinical trials.

          There is a high failure rate for drugs and biologic products proceeding through clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials even after achieving promising results in preclinical testing and earlier-stage clinical trials. Data obtained from preclinical and clinical activities are subject to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may experience regulatory delays or rejections as a result of many factors, including due to changes in regulatory policy during the period of our product candidate development. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate. Frequently, product candidates that have shown promising results in early clinical trials have subsequently suffered significant setbacks in later clinical trials. In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. Our company has limited experience in designing clinical trials and we may be unable to design and execute a clinical trial to support regulatory approval. This may be particularly true for design of a pivotal trial for the treatment of SMA as the FDA has not given clear guidance as to the necessary endpoints for approval of a treatment for SMA. In our ongoing Phase 1 clinical trial of AVXS-101, we have used event-free survival as the primary efficacy endpoint, with an "event" defined as death or at least 16 hours per day of required ventilation support for breathing for 14 consecutive days in the absence of acute reversible illness or perioperatively. Although none of the 15 patients receiving AVXS-101 had experienced an event as of July 1, 2016, one patient in the low-dose cohort experienced an event as classified by an independent Data Safety Monitoring Board for the next data period ending September 2016. Clinical trials are inherently unpredictable, and there are no assurances that these patients will not experience another event for the duration of the Phase 1 trial. Furthermore, there is no assurance that the FDA will determine event-free survival to be an acceptable efficacy endpoint in a pivotal trial. Any such delays could materially and adversely affect our business, financial condition, results of operations and prospects.

We may find it difficult to enroll patients in our clinical trials, which could delay or prevent us from proceeding with clinical trials of AVXS-101.

          Identifying and qualifying patients to participate in clinical trials of AVXS-101 is critical to our success. The timing of our clinical trials depends on our ability to recruit patients to participate as well as completion of required follow-up periods. If patients are unwilling to participate in our gene therapy studies because of negative publicity from adverse events related to the biotechnology or gene therapy fields, competitive clinical trials for similar patient populations, clinical trials in products employing our vector or our platform or for other reasons, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of AVXS-101 may be delayed. These delays could result in increased costs, delays in advancing AVXS-101, delays in testing the effectiveness of AVXS-101 or termination of clinical trials altogether. In addition, our ongoing Phase 1 clinical trial is being conducted at a single clinical site and we may need to add additional clinical sites for future clinical trials.

          We may not be able to identify, recruit and enroll a sufficient number of patients, or those with required or desired characteristics, to complete our clinical trials in a timely manner. Patient enrollment and trial completion is affected by factors including:

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  size of the patient population and process for identifying subjects;

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  design of the trial protocol;

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  eligibility and exclusion criteria;

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  perceived risks and benefits of the product candidate under study;

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  perceived risks and benefits of gene therapy-based approaches to treatment of diseases;

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  availability of competing therapies and clinical trials, including Ionis Pharmaceuticals, Inc. and Biogen's proposed global expanded access program for Nusinersen for eligible patients with SMA Type 1;

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  severity of the disease under investigation;

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  proximity and availability of clinical trial sites for prospective subjects;

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  ability to obtain and maintain subject consent;

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  risk that enrolled subjects will drop out before completion of the trial;

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  patient referral practices of physicians; and

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  ability to monitor subjects adequately during and after treatment.

          AVXS-101 is being developed to treat a rare condition. We plan to seek initial marketing approval in the United States and the European Union. Subject to the results of our Phase 1 clinical trial and further discussions with the FDA, we currently anticipate that any pivotal trial of AVXS-101 would need to be well controlled and could include a placebo control or other comparator. Patients may opt not to enroll in our pivotal trial because they are not assured to receive treatment with our product candidate. We may not be able to initiate or continue clinical trials if we cannot enroll a sufficient number of eligible patients to participate in the clinical trials required by the FDA or the EMA or other regulatory authorities. Our ability to successfully initiate, enroll and complete a clinical trial in any foreign country is subject to numerous risks unique to conducting business in foreign countries, including:

  •
  difficulty in establishing or managing relationships with CROs and physicians;

  •
  different standards for the conduct of clinical trials;

  •
  absence in some countries of established groups with sufficient regulatory expertise for review of gene therapy protocols;

  •
  our inability to locate qualified local consultants, physicians and partners; and

  •
  the potential burden of complying with a variety of foreign laws, medical standards and regulatory requirements, including the regulation of pharmaceutical and biotechnology products and treatment.

          If we have difficulty enrolling a sufficient number of patients or finding additional clinical sites to conduct our clinical trials as planned, we may need to delay, limit or terminate ongoing or planned clinical trials, any of which would have an adverse effect on our business, financial condition, results of operations and prospects.

Because the number of subjects in our clinical trial to date is small and have all been treated at one clinical trial site, the results from our Phase 1 clinical trial, once completed, may be less reliable than results achieved in larger clinical trials.

          A study design that is considered appropriate includes a sufficiently large sample size with appropriate statistical power, as well as proper control of bias, to allow a meaningful interpretation of the results. In our ongoing Phase 1 clinical trial, we are analyzing the effect of AVXS-101 on SMA Type 1 in 15 patients at one clinical site. The preliminary results of studies with smaller sample sizes and at a single site, such as our ongoing Phase 1 clinical trial, can be disproportionately influenced by the impact the treatment had on a few individuals, which limits the ability to generalize the results across a broader community, thus making the study results less reliable than studies with a larger number of subjects. As a result, there may be less certainty that AVXS-101 would achieve a statistically significant effect in any future clinical trials. If we conduct any future clinical trials of AVXS-101, we may not achieve a statistically significant result or the same level of statistical significance, if any, seen in our Phase 1 clinical trial, once completed.

We may encounter substantial delays in our clinical trials or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

          Before obtaining marketing approval from regulatory authorities for the sale of AVXS-101, we must conduct extensive clinical trials to demonstrate the safety and efficacy of that product candidate for its intended indications. Clinical testing is expensive, time-consuming and uncertain as to outcome. We cannot guarantee that any clinical trials will be conducted as planned or completed on schedule, if at all. A failure of one or more clinical trials can occur at any stage of testing. Events that may prevent successful or timely completion of clinical development include:

  •
  delays in reaching a consensus with regulatory authorities on trial design;

  •
  delays in reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

  •
  delays in opening clinical trial sites or obtaining required IRB or independent Ethics Committee approval at each clinical trial site;

  •
  delays in recruiting suitable subjects to participate in our future clinical trials, including because such trials may be placebo-controlled trials and patients are not guaranteed to receive treatment with our product candidate, which may be exacerbated given the rare condition of SMA;

  •
  imposition of a clinical hold by regulatory authorities as a result of a serious adverse event or after an inspection of our clinical trial operations, trial sites or manufacturing facilities;

  •
  failure by us, any CROs we engage or any other third parties to adhere to clinical trial requirements;

  •
  failure to perform in accordance with the FDA good clinical practices, or GCP, or applicable regulatory guidelines in the European Union and other countries;

  •
  delays in the testing, validation, manufacturing and delivery of AVXS-101 to the clinical sites, including delays by third parties with whom we have contracted to perform certain of those functions;

  •
  delays in having subjects complete participation in a trial or return for post-treatment follow-up;

  •
  clinical trial sites or subjects dropping out of a trial;

  •
  selection of clinical endpoints that require prolonged periods of clinical observation or analysis of the resulting data;

  •
  occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

  •
  occurrence of serious adverse events in trials of the same class of agents conducted by other sponsors; or

  •
  changes in regulatory requirements and guidance that require amending or submitting new clinical protocols.

          Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if we make manufacturing or formulation changes to AVXS-101, we may need to conduct additional studies to bridge our modified product candidate to earlier versions. Clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize AVXS-101 or allow our competitors to bring products to market before we do, which could impair our ability to successfully commercialize AVXS-101 and may harm our business, financial condition, results of operations and prospects.

          Additionally, if the results of our clinical trials are inconclusive or if there are safety concerns or serious adverse events associated with AVXS-101, we may:

  •
  be delayed in obtaining marketing approval for AVXS-101, if at all;

  •
  obtain approval for indications or patient populations that are not as broad as intended or desired;

  •
  obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

  •
  be subject to additional post-marketing testing requirements;

  •
  be subject to changes in the way the product is administered;

  •
  be required to perform additional clinical trials to support approval or be subject to additional post-marketing testing requirements;

  •
  have regulatory authorities withdraw, or suspend, their approval of the product or impose restrictions on its distribution in the form of a modified REMS;

  •
  be subject to the addition of labeling statements, such as warnings or contraindications;

  •
  be sued; or

  •
  experience damage to our reputation.

          Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates.

As we evaluate and develop manufacturing process improvements to AVXS-101, we may be required to conduct comparability studies, which may result in delays to the development and approval process for our current or future programs and increased costs resulting from additional nonclinical trials.

          We are in the process of transitioning to kanamycin-resistant genetic markers for plasmid selection from ampicilin-resistant genetic markers used in AVXS-101 for our ongoing Phase 1 clinical trial. In addition, we expect to continue to evaluate and develop manufacturing process improvements to AVXS-101. As a result, the FDA or other regulatory authorities may require a clinical bridging study, or comparability study, showing comparability to prior batches of AVXS-101, which could delay the development process. If we make manufacturing or formulation changes to our product candidates in the future, we may need to conduct additional nonclinical studies to bridge our modified product candidates to earlier versions. If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

  •
  be delayed in obtaining marketing approval for our product candidates;

  •
  not obtain marketing approval at all;

  •
  obtain approval for indications or patient populations that are not as broad as intended or desired;

  •
  be subject to post-marketing testing requirements; or

  •
  have the product removed from the market after obtaining marketing approval.

          Our product development costs also will increase if we experience delays in testing or regulatory approvals. We do not know whether any of our nonclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant nonclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. Any delays in our nonclinical or future clinical development programs may harm our business, financial condition and prospects significantly.

AVXS-101 may cause undesirable side effects or have other properties that could delay or prevent its regulatory approval, limit the commercial potential or result in significant negative consequences following any potential marketing approval.

          During the conduct of clinical trials, patients report changes in their health, including illnesses, injuries and discomforts, to their study doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. Various illnesses, injuries, and discomforts have been reported from time-to-time during the Phase 1 clinical trial of AVXS-101. As of July 1, 2016, we observed a total of 31 serious adverse events, two of which were deemed treatment-related. Regulatory authorities may draw different conclusions or require additional testing to confirm these determinations. In addition, it is possible that as we test AVXS-101 or any other product candidate in larger, longer and more extensive clinical programs, or as use of these product candidates becomes more widespread if they receive regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by subjects. Many times, side effects are only detectable after investigational products are tested in large-scale, Phase 3 clinical trials or, in some cases, after they are made available to patients on a commercial scale after approval. If additional clinical experience indicates that AVXS-101 or any other product candidate has side effects or causes serious or life-threatening side effects, the development of the product candidate may fail or be delayed, or, if the product candidate has received regulatory approval, such approval may be revoked, which would severely harm our business, prospects, operating results and financial condition.

          There have been several significant adverse side effects in gene therapy treatments in the past, including reported cases of leukemia and death seen in other trials using other vectors. While new recombinant vectors have been developed to reduce these side effects, gene therapy is still a relatively new approach to disease treatment and additional adverse side effects could develop. There also is the potential risk of delayed adverse events following exposure to gene therapy products due to persistent biologic activity of the genetic material or other components of products used to carry the genetic material. Possible adverse side effects that could occur with treatment with gene therapy products include an immunologic reaction early after administration which, while not necessarily adverse to the patient's health, could substantially limit the effectiveness of the treatment. In previous clinical trials involving AAV vectors for gene therapy, some subjects experienced the development of a T-cell response, whereby after the vector is within the target cell, the cellular immune response system triggers the removal of transduced cells by activated T-cells. If our vectors demonstrate a similar effect we may decide or be required to halt or delay further clinical development of AVXS-101.

          In addition to side effects caused by the product candidate, the administration process or related procedures also can cause adverse side effects. If any such adverse events occur, our clinical trials could be suspended or terminated.

          If in the future we are unable to demonstrate that such adverse events were caused by the administration process or related procedures, the FDA, the European Commission, the EMA or other regulatory authorities could order us to cease further development of, or deny approval of, AVXS-101 for any or all targeted indications. Even if we are able to demonstrate that any serious adverse events are not product-related, such occurrences could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to delay, suspend or terminate any clinical trial of AVXS-101, the commercial prospects of such product candidate may be harmed and our ability to generate product revenues from this product candidate may be delayed or eliminated. Any of these occurrences may harm our ability to develop other product candidates, and may harm our business, financial condition and prospects significantly.

          Additionally, if AVXS-101 receives marketing approval, the FDA could require us to adopt a REMS to ensure that the benefits outweigh its risks, which may include, among other things, a medication guide outlining the risks of the product for distribution to patients and a communication plan to health care practitioners. Furthermore, if we or others later identify undesirable side effects caused by AVXS-101, several potentially significant negative consequences could result, including:

  •
  regulatory authorities may suspend or withdraw approvals of such product candidate;

  •
  regulatory authorities may require additional warnings on the label;

  •
  we may be required to change the way a product candidate is administered or conduct additional clinical trials;

  •
  we could be sued and held liable for harm caused to patients; and

  •
  our reputation may suffer.

          Any of these events could prevent us from achieving or maintaining market acceptance of AVXS-101 and could significantly harm our business, prospects, financial condition and results of operations.

As an organization, we are in the process of conducting our first Phase 1 clinical trial, and have never conducted pivotal clinical trials, and may be unable to do so for any product candidates we may develop, including AVXS-101.

          We will need to successfully complete our ongoing Phase 1 clinical trial and complete pivotal clinical trials in order to obtain FDA approval to market AVXS-101. Carrying out later-stage clinical trials and the submission of a successful BLA is a complicated process. As an organization, we are in the process of conducting our first Phase 1 clinical trial, have not previously conducted any later stage or pivotal clinical trials, have limited experience in preparing, submitting and prosecuting regulatory filings, and have not previously submitted a BLA for any product candidate. In addition, we have had limited interactions with the FDA and cannot be certain how many additional clinical trials of AVXS-101 will be required or how such trials should be designed. Consequently, we may be unable to successfully and efficiently execute and complete necessary clinical trials in a way that leads to BLA submission and approval of AVXS-101. We may require more time and incur greater costs than our competitors and may not succeed in obtaining regulatory approvals of product candidates that we develop. Failure to commence or complete, or delays in, our planned clinical trials, could prevent us from or delay us in commercializing AVXS-101.

If our competitors are able to obtain orphan drug exclusivity for products that constitute the same drug and treat the same indications as AVXS-101, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

          Regulatory authorities in some jurisdictions, including the United States and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. In the European Union, the EMA's Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than 5 in 10,000 persons in the European Union. Additionally, orphan designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug or biologic product.

          Each of the FDA and European Commission granted AVXS-101 orphan drug designation for the treatment of SMA Type 1 in October 2014 and June 2015, respectively. The designation of AVXS-101 as an orphan product does not guarantee that any regulatory agency will accelerate regulatory review of, or ultimately approve, that product candidate, nor does it limit the ability of any regulatory agency to grant orphan drug designation to product candidates of other companies that treat the same indications as our product candidate prior to our product candidate receiving exclusive marketing approval. For example, the FDA has granted orphan drug designation for the treatment of patients with SMA to Ionis Pharmaceuticals, Inc. for Nusinersen and to Trophos SA, which has been acquired by Roche Holding Ltd, for olesoxime.

          Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the European Commission from approving another marketing application for a product that constitutes the same drug treating the same indication for that marketing exclusivity period, except in limited circumstances. If another sponsor receives such approval before we do (regardless of our orphan drug designation), we will be precluded from receiving marketing approval for our product for the applicable exclusivity period. The applicable period is seven years in the United States and 10 years in the European Union. The exclusivity period in the European Union can be reduced to six years if a product no longer meets the criteria for orphan drug designation or if the product is sufficiently profitable so that market exclusivity is no longer justified. Orphan drug exclusivity may be revoked if any regulatory agency determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition. We are continuing to evaluate other manufacturing suppliers, technologies and methods, including our intention to develop our own in-house manufacturing capabilities.

          Even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition. In the United States, even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In the European Union, marketing authorization may be granted to a similar medicinal product for the same orphan indication if:

  •
  the second applicant can establish in its application that its medicinal product, although similar to the orphan medicinal product already authorized, is safer, more effective or otherwise clinically superior;

  •
  the holder of the marketing authorization for the original orphan medicinal product consents to a second orphan medicinal product application; or

  •
  the holder of the marketing authorization for the original orphan medicinal product cannot supply sufficient quantities of orphan medicinal product.

Even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval to commercialize AVXS-101 and the approval may be for a more narrow indication than we seek.

          We cannot commercialize a product candidate until the appropriate regulatory authorities have reviewed and approved the product candidate. Even if AVXS-101 meets its safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval. Additional delays may result if an FDA Advisory Committee or other regulatory authority recommends non-approval or restrictions on approval. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process.

          Regulatory authorities also may approve a product candidate for more limited indications than requested (such as approving AVXS-101 only for a subset of SMA Type 1 patients) or they may impose significant limitations in the form of narrow indications, warnings or a REMS. These regulatory authorities may require precautions or contra-indications with respect to conditions of use or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of AVXS-101. Any of the foregoing scenarios could materially harm the commercial prospects for AVXS-101 and materially and adversely affect our business, financial condition, results of operations and prospects.

Even if we obtain regulatory approval for a product candidate, our product candidates will remain subject to regulatory oversight.

          Even if we obtain any regulatory approval for AVXS-101, it will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information. Any regulatory approvals that we receive for AVXS-101 may also be subject to a REMS, limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the quality, safety and efficacy of the product. For example, the holder of an approved BLA is obligated to monitor and report adverse events and any failure of a product to meet the specifications in the BLA. FDA guidance advises that patients treated with some types of gene therapy undergo follow-up observations for potential adverse events for as long as 15 years, and our current and each of our proposed clinical trials for AVXS-101 includes a 15 year long-term follow-up phase, limited to confirmed data collection from annual visits with standard care physicians. The holder of an approved BLA also must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with

FDA rules and are subject to FDA review, in addition to other potentially applicable federal and state laws.

          In addition, product manufacturers and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP requirements and adherence to commitments made in the BLA or foreign marketing application. If we, or a regulatory authority, discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured or disagrees with the promotion, marketing or labeling of that product, a regulatory authority may impose restrictions relative to that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

          If we fail to comply with applicable regulatory requirements following approval of AVXS-101, a regulatory authority may:

  •
  issue a warning letter asserting that we are in violation of the law;

  •
  seek an injunction or impose administrative, civil or criminal penalties or monetary fines;

  •
  suspend or withdraw regulatory approval;

  •
  suspend any ongoing clinical trials;

  •
  refuse to approve a pending BLA or comparable foreign marketing application (or any supplements thereto) submitted by us or our strategic partners;

  •
  restrict the marketing or manufacturing of the product;

  •
  seize or detain the product or otherwise require the withdrawal of the product from the market;

  •
  refuse to permit the import or export of product candidates; or

  •
  refuse to allow us to enter into supply contracts, including government contracts.

          Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize AVXS-101 and adversely affect our business, financial condition, results of operations and prospects.

          In addition, the FDA's policies, and those of equivalent foreign regulatory agencies, may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of AVXS-101. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would materially and adversely affect our business, financial condition, results of operations and prospects.

We face significant competition in an environment of rapid technological change and the possibility that our competitors may achieve regulatory approval before us or develop therapies that are more advanced or effective than ours, which may adversely affect our financial condition and our ability to successfully market or commercialize AVXS-101.

          We operate in highly competitive segments of the biopharmaceutical markets. We face competition from many different sources, including larger and better-funded pharmaceutical,

specialty pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Our product candidates, if successfully developed and approved, will compete with established therapies as well as with new treatments that may be introduced by our competitors. There are a variety of drug candidates in development for the indications that we intend to test. Many of our competitors have significantly greater financial, product candidate development, manufacturing and marketing resources than we do. Large pharmaceutical and biotechnology companies have extensive experience in clinical testing and obtaining regulatory approval for drugs. We also may compete with these organizations to recruit management, scientists and clinical development personnel. We will also face competition from these third parties in establishing clinical trial sites, registering subjects for clinical trials and in identifying and in-licensing new product candidates. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

          New developments, including the development of other pharmaceutical technologies and methods of treating disease, occur in the pharmaceutical and life sciences industries at a rapid pace. Developments by competitors may render our product candidates obsolete or noncompetitive. Competition in drug development is intense. We anticipate that we will face intense and increasing competition as new treatments enter the market and advanced technologies become available.

          We are aware of several companies, including Voyager Therapeutics, Inc. and Généthon, focused on developing gene therapies in various indications, as well as several companies addressing other methods for modifying genes and regulating gene expression. Any advances in gene therapy technology made by a competitor may be used to develop therapies that could compete against AVXS-101. In addition to a gene therapy-based solution such as AVXS-101, alternative approaches for the treatment of SMA include alternative splicing and neuroprotection. Alternative splicing seeks to achieve more efficient production of full-length SMN protein from the SMN2 backup gene. Companies utilizing this approach include Ionis Pharmaceuticals, Inc., which, together with its licensee Biogen, has completed Phase 3 clinical trials for SMA Type 1 and announced that it would be filing a new drug application with the FDA in the near future, PTC Therapeutics and Roche Holding Ltd, which is conducting Phase 1 clinical trials across all SMA types and Novartis Corporation, which is conducting Phase 2 clinical trials for SMA Type 1 patients in the EU. Neuroprotectants seek to mitigate the loss of motor neurons. Trophos SA, which has been acquired by Roche Holding Ltd, has completed its Phase 3 clinical trial of its lead neuroprotectant product candidate, Olesoxime (TRO19622), in patients between the ages of three and 25 with SMA Types 2 and 3.

          Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical and other resources, such as larger research and development, clinical, marketing and manufacturing organizations. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of competitors. Our commercial opportunity could be reduced or eliminated if competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any product candidate that we may develop. Competitors also may obtain FDA or other regulatory approval for their products more rapidly or earlier than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, technologies developed by our competitors may render AVXS-101 uneconomical or obsolete, and we may not be successful in marketing AVXS-101 against competitors.

          In addition, as a result of the expiration or successful challenge of our patent rights, we could face more litigation with respect to the validity and/or scope of patents relating to our competitors'

products. The availability of our competitors' products could limit the demand, and the price we are able to charge, for any product candidate that we may develop and commercialize.

Even if we obtain and maintain approval for AVXS-101 from the FDA, we may never obtain approval for AVXS-101 outside of the United States, which would limit our market opportunities and adversely affect our business.

          Approval of a product candidate in the United States by the FDA does not ensure approval of such product candidate by regulatory authorities in other countries or jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. Sales of AVXS-101 outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries also must approve the manufacturing and marketing of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and more onerous than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our product candidates, if approved, is also subject to approval. We intend to submit a marketing authorization application to the EMA for approval of AVXS-101 in the European Union, but obtaining such approval from the European Commission following the opinion of the EMA is a lengthy and expensive process. Even if a product candidate is approved, the FDA or the European Commission, as the case may be, may limit the indications for which the product may be marketed, require extensive warnings on the product labeling or require expensive and time-consuming additional clinical trials or reporting as conditions of approval. Regulatory authorities in countries outside of the United States and the European Union also have requirements for approval of product candidates with which we must comply prior to marketing in those countries. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of AVXS-101 in certain countries.

          Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Also, regulatory approval for AVXS-101 may be withdrawn. If we fail to comply with the regulatory requirements, our target market will be reduced and our ability to realize the full market potential of AVXS-101 will be harmed and our business, financial condition, results of operations and prospects will be adversely affected.

Risks related to our reliance on third parties

A third party has conducted the only clinical trial of AVXS-101 to date and had sponsored this trial through November 6, 2015, and our ability to influence the design and conduct of this trial has been limited. Any failure by a third party to meet its obligations with respect to the clinical and regulatory development of AVXS-101 may delay or impair our ability to obtain regulatory approval for AVXS-101 and result in liability for us.

          Until November 6, 2015, we had not sponsored any clinical trials relating to AVXS-101. Prior to that, our third-party research institution collaborator, Nationwide Children's Hospital, or NCH, had sponsored our Phase 1 clinical trial relating to this product candidate under an investigational new drug application, or IND, held by Dr. Jerry Mendell, the principal investigator at NCH. We plan to assume control of the overall clinical and regulatory development of AVXS-101 for future clinical trials. Although we sponsor the clinical trial, NCH has certain reversionary rights in the case of acts or omissions constituting negligence or willful misconduct or failure to comply with applicable law. Failure to maintain sponsorship of INDs for AVXS-101 could negatively affect the timing of our potential future clinical trials. Such an impact on timing could increase research and development costs and could delay or prevent obtaining regulatory approval for AVXS-101, either of which could have a material adverse effect on our business.

          Further, we did not control the design or conduct of the NCH trial. It is possible that the FDA will not accept the NCH trial as part of a future registration package in support of a license application, for any of one or more reasons, including the safety, purity, and potency of the product candidate, the degree of product characterization, elements of the design or execution of the previous trials or safety concerns, or other trial results. For example, the FDA recently completed an inspection of the NCH trial as conducted at NCH's facilities and made observations on an FDA Form 483. We do not believe these observations will result in our inability to rely on the data from this trial, but the FDA may disagree, which could impact our development program. We may also be subject to liabilities arising from any treatment-related injuries or adverse effects in patients enrolled in the NCH trial. As a result, we may be subject to unforeseen third-party claims and delays in our potential future clinical trials. Any such delay or liability could have a material adverse effect on our business.

          Although we have assumed control of the overall clinical and regulatory development of AVXS-101 going forward, we have been dependent on contractual arrangements with NCH for the clinical implementation of the NCH trial. Such arrangements provide us certain information rights with respect to the NCH trial, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the NCH trial. If these obligations are breached by NCH, or if the data prove to be inadequate compared to the first-hand knowledge we might have gained had the completed trial been a corporate-sponsored trial, then it may adversely affect or cause a delay in our development program. Additionally, the FDA may disagree with the sufficiency of our right to reference the preclinical, manufacturing, or clinical data generated by the NCH trial, or our interpretation of preclinical, manufacturing, or clinical data from the NCH trial. If so, the FDA may require us to obtain and submit additional preclinical, manufacturing, or clinical data before we may begin our planned trials and/or may not accept such additional data as adequate to begin our planned trials.

We may in the future enter into collaborations with third parties to develop AVXS-101. If these collaborations are not successful, our business could be adversely affected.

          We may potentially enter into collaborations with third parties in the future. Any collaborations we enter into in the future may pose several risks, including the following:

  •
  collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;

  •
  collaborators may not perform their obligations as expected;

  •
  the clinical trials conducted as part of these collaborations may not be successful;

  •
  collaborators may not pursue development and commercialization of any product candidates that achieve regulatory approval or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators' strategic focus or available funding or external factors, such as an acquisition, that divert resources or create competing priorities;

  •
  collaborators may delay clinical trials, provide insufficient funding for clinical trials, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

  •
  we may not have access to, or may be restricted from disclosing, certain information regarding product candidates being developed or commercialized under a collaboration and, consequently, may have limited ability to inform our stockholders about the status of such product candidates;

  •
  collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

  •
  product candidates developed in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products, which may cause collaborators to cease to devote resources to the commercialization of our product candidates;

  •
  a collaborator with marketing and distribution rights to one or more of our product candidates that achieve regulatory approval may not commit sufficient resources to the marketing and distribution of any such product candidate;

  •
  disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development of any product candidates, may cause delays or termination of the research, development or commercialization of such product candidates, may lead to additional responsibilities for us with respect to such product candidates or may result in litigation or arbitration, any of which would be time-consuming and expensive;

  •
  collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

  •
  disputes may arise with respect to the ownership of intellectual property developed pursuant to our collaborations;

  •
  collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

  •
  collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to raise additional capital to pursue further development or commercialization of the applicable product candidates.

          If any such potential future collaborations do not result in the successful development and commercialization of product candidates, or if one of our future collaborators terminates its agreement with us, we may not receive any future research funding or milestone or royalty payments under the collaboration. If we do not receive the funding we expect under these agreements, our development of AVXS-101 could be delayed and we may need additional resources to develop AVXS-101. In addition, if one of our future collaborators terminates its agreement with us, we may find it more difficult to attract new collaborators and the perception of us in the business and financial communities could be adversely affected. All of the risks relating to product development, regulatory approval and commercialization apply to the activities of our potential future collaborators.

          We may in the future determine to collaborate with other pharmaceutical and biotechnology companies for development and potential commercialization of AVXS-101. These relationships, or those like them, may require us to incur non-recurring and other charges, increase our near- and long-term expenditures, issue securities that dilute our existing stockholders or disrupt our management and business. In addition, we could face significant competition in seeking appropriate collaborators and the negotiation process is time-consuming and complex. Our ability to reach a definitive collaboration agreement will depend, among other things, upon our assessment of the collaborator's resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator's evaluation of several factors. If we license rights to AVXS-101, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture.

We may not be successful in finding strategic collaborators for continuing development of AVXS-101 or successfully commercializing or competing in the market for certain indications.

          We may seek to develop strategic partnerships for developing AVXS-101, due to capital costs required to develop the product candidate or manufacturing constraints. We may not be successful in our efforts to establish such a strategic partnership or other alternative arrangements for AVXS-101 because our research and development pipeline may be insufficient, AVXS-101 may be deemed to be at too early of a stage of development for collaborative effort or third parties may not view AVXS-101 as having the requisite potential to demonstrate safety and efficacy. In addition, we may be restricted under existing collaboration agreements from entering into future agreements with potential collaborators. We cannot be certain that, following a strategic transaction or license, we will achieve an economic benefit that justifies such transaction.

          If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms or at all, we may have to curtail the development of a product candidate, reduce or delay its development program, delay its potential commercialization, reduce the scope of any sales or marketing activities or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to fund development or commercialization activities on our own, we may need to obtain additional expertise and additional capital, which may not be available to us on acceptable terms or at all. If we fail to enter into collaborations and do not have sufficient funds or expertise to undertake the necessary development and commercialization activities, we may not be able to further develop AVXS-101 and our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

          Because we currently rely on NCH and other third parties to manufacture AVXS-101 and to perform quality testing, and because we collaborate with various organizations and academic institutions for the advancement of our gene therapy platform, we must, at times, share our proprietary technology and confidential information, including trade secrets, with them. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others or are disclosed or used in violation of these agreements. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor's discovery of our proprietary technology and confidential information or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business, financial condition, results of operations and prospects.

          Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets by third parties. A competitor's discovery of our trade secrets would impair our competitive position and have an adverse impact on our business, financial condition, results of operations and prospects.

We are in the process of changing our third-party manufacturer of AVXS-101 and, although we intend to establish our own AVXS-101 manufacturing facility, we expect to utilize third parties to conduct our product manufacturing for the foreseeable future. Therefore, we are subject to the risk that these third parties may not perform satisfactorily.

          Until such time as we establish our manufacturing facility that has been properly validated to comply with FDA cGMP requirements, we will not be able to independently manufacture material for our planned preclinical and clinical programs. Even following our establishment of a validated cGMP manufacturing facility, we intend to maintain third-party manufacturing capabilities in order to provide multiple sources of supply. We currently rely on NCH for the production of AVXS-101 for our ongoing Phase 1 clinical trial materials. For future clinical trials of AVXS-101, we intend to utilize materials manufactured by cGMP compliant third-party manufacturers. In the event that the establishment of our own manufacturing facility is delayed and if these third-party manufacturers do not successfully carry out their contractual duties, meet expected deadlines or manufacture AVXS-101 in accordance with regulatory requirements or if there are disagreements between us and these third-party manufacturers, we will not be able to complete, or may be delayed in completing, the preclinical studies required to support future IND submissions and the clinical trials required for approval of AVXS-101. In such instances, we may need to locate an appropriate replacement third-party relationship, which may not be readily available or on acceptable terms, which would cause additional delay or increased expense prior to the approval of AVXS-101 and would thereby have a material adverse effect on our business, financial condition, results of operations and prospects.

          We have initiated a technology transfer of the current manufacturing process of AVXS-101 to SAFC Carlsbad, Inc., or SAFC, a cGMP manufacturing facility, and intend to utilize material manufactured by SAFC or another third-party manufacturer in our future clinical trials of AVXS-101. This technology transfer process is still underway, and to date, SAFC has not successfully produced a batch of AVXS-101. We will need to perform analytical and other animal or cell-based tests to demonstrate that materials produced by SAFC, or any other third-party manufacturer that we engage, is comparable in all respects, including potency, to the product produced by NCH and utilized in our Phase 1 clinical trial of AVXS-101. There is no assurance that SAFC, or any other future third-party manufacturer that we engage, will be successful in producing AVXS-101, that any such product will pass the required comparability testing, or that any materials produced by SAFC or any other third-party manufacturer that we engage will have the same effect in patients that we have observed to date with respect to materials produced by NCH. Once the technology transfer to SAFC is complete, we believe that our manufacturing network will have sufficient capacity to meet demand for AVXS-101 for our future U.S. clinical trials. Although we have identified additional third-party cGMP-compliant manufacturers that we believe we will be able to contract with in order to provide additional sources of such materials, there is a risk that if supplies are interrupted or result in poor yield or quality, it would materially harm our business. In addition, we may change our manufacturing process for AVXS-101, which could cause delays in production as we and our third-party manufacturers seek to improve and streamline the process.

          In addition, we do not currently have long-term supply or manufacturing arrangements in place for the production of AVXS-101. Although we intend to establish multiple sources for long-term supply, including our own commercial-scale cGMP-compliant manufacturing facility and one or more third-party manufacturers, if the gene therapy industry were to grow, we may encounter increasing competition for the raw materials and consumables necessary for the production of AVXS-101. Furthermore, demand for third-party cGMP manufacturing facilities may grow at a faster rate than existing manufacturing capacity, which could disrupt our ability to find and retain third-party manufacturers capable of producing sufficient quantities of AVXS-101 for future clinical trials or to meet initial commercial demand in the U.S. In addition to NCH and SAFC, we currently rely, and expect to continue to rely, on additional third parties to manufacture ingredients of AVXS-101 and to perform quality testing. Even following our establishment of our own cGMP-compliant manufacturing capabilities, we intend to maintain third-party manufacturers for these ingredients, as well as to serve as additional sources of AVXS-101, which will expose us to risks including:

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  reduced control for certain aspects of manufacturing activities;

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  termination or nonrenewal of manufacturing and service agreements with third parties in a manner or at a time that is costly or damaging to us; and

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  disruptions to the operations of our third-party manufacturers and service providers caused by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or service provider.

          Building our own manufacturing facility will require additional investment, will be time-consuming and may be subject to delays, including because of shortage of labor or compliance with regulatory requirements. In addition, building a manufacturing facility may cost more than we currently anticipate. Delays or problems in the build out of our manufacturing facility may adversely impact our ability to provide supply for the development and commercialization of AVXS-101 as well as our financial condition.

          Any of these events could lead to clinical trial delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize AVXS-101. Some of these events could be the basis for FDA action, including injunction, recall, seizure or total or partial suspension of product manufacture.

To the extent we rely on a third-party manufacturing facility for commercial supply, that third party will be subject to significant regulatory oversight with respect to manufacturing our product candidates. Third-party manufacturing facilities may not meet regulatory requirements.

          The preparation of therapeutics for clinical trials or commercial sale is subject to extensive regulation. Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical trials must be manufactured in accordance with cGMP requirements. These regulations govern manufacturing processes and procedures, including record keeping, and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale. Poor control of production processes can lead to the introduction of outside agents or other contaminants, or to inadvertent changes in the properties or stability of a product candidate that may not be detectable in final product testing. We must supply all necessary documentation in support of a BLA or other marketing authorization application on a timely basis and must adhere to the FDA's and the European Union's cGMP requirements which are enforced, in the case of the FDA, through its facilities inspection program. To the extent that we utilize third-party facilities for commercial supply, the third party's facilities and quality systems must pass an inspection for compliance with the applicable regulations as a condition of regulatory approval. In addition, the regulatory authorities may, at any time, audit or inspect the third-party manufacturing facility or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a plant inspection, the

EMA will not issue a positive opinion concerning the marketing authorization application and FDA approval of the product candidates will not be granted.

          We do not directly control the manufacturing of, and are completely dependent on, our contract manufacturers for compliance with the cGMP. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or foreign regulatory agencies, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no direct control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, all of our contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to meet the regulatory requirements for the production of those materials and products may generally affect the regulatory clearance of our contract manufacturers' facility. Our failure, or the failure of our third parties, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products and product candidates.

          Our potential future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to commercialize any products that receive regulatory approval on a timely and competitive basis.

Risks related to the commercialization of AVXS-101

Gene therapies are novel, complex and difficult to manufacture. We have limited manufacturing experience and could experience production problems that result in delays in our development or commercialization programs or otherwise adversely affect our business.

          We have limited experience manufacturing AVXS-101. Although we intend to establish our own manufacturing facility to support a commercial launch, if we are unable to do so, we may be unable to produce commercial materials or meet demand, if any should develop, for AVXS-101. Any such failure could delay or prevent our development of AVXS-101 and would have a material adverse effect on our business, financial condition and results of operations.

          We currently have a contract with NCH to manufacture clinical supplies of AVXS-101 for our ongoing Phase 1 clinical trial and are in the process of moving our manufacturing process to SAFC in order to produce AVXS-101 for future clinical trials. The manufacturing process we use to produce AVXS-101 is complex, novel and has not been validated for commercial use. In order to produce sufficient quantities of AVXS-101 for future clinical trials and initial U.S. commercial demand, we will need to increase the scale of our manufacturing process at SAFC or other third-party manufacturers, as well as through our own planned commercial scale manufacturing facility. We may need to change our current manufacturing process, but there are no assurances that we will be able to produce sufficient quantities of AVXS-101, due to several factors, including equipment malfunctions, facility contamination, raw material shortages or contamination, natural disasters, disruption in utility services, human error or disruptions in the operations of our suppliers.

          The production of AVXS-101 requires processing steps that are more complex than those required for most chemical pharmaceuticals. Moreover, unlike chemical pharmaceuticals, the physical and chemical properties of a biologic such as ours generally cannot be fully characterized. As a result, assays of the finished product may not be sufficient to ensure that the product will perform in the intended manner. Accordingly, we employ multiple steps to control our manufacturing process to assure that the process works and that AVXS-101 is made strictly and consistently in compliance with the process. Problems with the manufacturing process, even minor deviations from the normal process, could result in product defects or manufacturing failures that result in lot failures, product recalls, product liability claims or insufficient inventory. We may encounter problems achieving adequate quantities and quality of clinical-grade materials that meet FDA, EMA or other applicable standards or specifications with consistent and acceptable production yields and costs.

          In addition, the FDA, the EMA and other foreign regulatory authorities may require us to submit samples of any lot of any approved product together with the protocols showing the results of applicable tests at any time. Under some circumstances, the FDA, the EMA or other foreign regulatory authorities may require that we not distribute a lot until the agency authorizes its release. Slight deviations in the manufacturing process, including those affecting quality attributes and stability, may result in unacceptable changes in the product that could result in lot failures or product recalls. NCH has experienced a lot failure in the past and there is no assurance we will not experience such failures in the future. Lot failures or product recalls could cause us to delay product launches or clinical trials, which could be costly to us and otherwise harm our business, financial condition, results of operations and prospects.

          We also may encounter problems hiring and retaining the experienced specialist scientific, quality control and manufacturing personnel needed to operate our manufacturing process, which could result in delays in our production or difficulties in maintaining compliance with applicable regulatory requirements.

          Any problems in our manufacturing process or facilities could make us a less attractive collaborator for potential partners, including larger pharmaceutical companies and academic research institutions, which could limit our access to additional attractive development programs. Problems in our manufacturing process or facilities also could restrict our ability to meet market demand for AVXS-101 or future product candidates.

If we are unable to establish sales, medical affairs and marketing capabilities or enter into agreements with third parties to market and sell AVXS-101, we may be unable to generate any product revenue.

          We currently have no sales and marketing organization. To successfully commercialize any product candidate that may result from our development programs, we will need to develop these capabilities, either on our own or with others. The establishment and development of our own commercial team or the establishment of a contract sales force to market any product candidate we may develop will be expensive and time-consuming and could delay any product launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We may enter into collaborations regarding AVXS-101 with other entities to utilize their established marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all. If any future collaborators do not commit sufficient resources to commercialize our product candidates, or we are unable to develop the necessary capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business. We compete with many companies that currently have extensive, experienced and well-funded medical affairs, marketing and sales operations to recruit, hire, train and retain marketing and sales personnel. We also face competition in our search for third parties to assist us with the sales and marketing efforts of AVXS-101. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

          Our efforts to educate the medical community and third-party payors on the benefits of AVXS-101 may require significant resources and may never be successful. Such efforts may require more resources than are typically required due to the complexity and uniqueness of our potential product candidate. If AVXS-101 is approved but fails to achieve market acceptance among physicians, patients or third-party payors, we will not be able to generate significant revenues from such product, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

If the market opportunities for AVXS-101 are smaller than we believe they are, our product revenues may be adversely affected and our business may suffer.

          We currently focus our research and product development on treatments for SMA, a severe genetic and orphan disease. Our understanding of both the number of people who have this disease, as well as the subset of people with this disease who have the potential to benefit from treatment with AVXS-101, are based on estimates in published literature and by SMA foundations. These estimates may prove to be incorrect and new studies may reduce the estimated incidence or prevalence of this disease. The number of patients in the United States, the European Union and elsewhere may turn out to be lower than expected, may not be otherwise amenable to treatment with our product candidate or patients may become increasingly difficult to identify and access, all of which would adversely affect our business, financial condition, results of operations and prospects.

          Further, there are several factors that could contribute to making the actual number of patients who receive our potential product candidate less than the potentially addressable market. These include the lack of widespread availability of, and limited reimbursement for, new therapies in many underdeveloped markets. Further, the severity of the progression of a disease up to the time of treatment, especially in certain degenerative conditions such as SMA, will likely diminish the therapeutic benefit conferred by a gene therapy due to irreversible cell damage. Lastly, certain patients' immune systems might prohibit the successful delivery of certain gene therapy products to the target tissue, thereby limiting the treatment outcomes.

The commercial success of AVXS-101 will depend upon its degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

          Ethical, social and legal concerns about gene therapy could result in additional regulations restricting or prohibiting AVXS-101. Even with the requisite approvals from the FDA in the United States, the EMA in the European Union and other regulatory authorities internationally, the commercial success of AVXS-101 will depend, in part, on the acceptance of physicians, patients and health care payors of gene therapy products in general, and AVXS-101 in particular, as medically necessary, cost-effective and safe. Any product that we commercialize may not gain acceptance by physicians, patients, health care payors and others in the medical community. If these products do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of gene therapy products and, in particular, AVXS-101, if approved for commercial sale, will depend on several factors, including:

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  the efficacy and safety of AVXS-101 as demonstrated in clinical trials;

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  the efficacy, potential and perceived advantages of AVXS-101 over alternative treatments;

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  the cost of treatment relative to alternative treatments;

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  the clinical indications for which AVXS-101 is approved by the FDA or the European Commission;

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  patient awareness of, and willingness to seek, genotyping;

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  the willingness of physicians to prescribe new therapies;

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  the willingness of the target patient population to try new therapies;

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  the prevalence and severity of any side effects;

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  product labeling or product insert requirements of the FDA, the EMA or other regulatory authorities, including any limitations or warnings contained in a product's approved labeling;

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  the approval of genetic screening for SMA in newborns by applicable federal and state regulatory authorities;

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  relative convenience and ease of administration;

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  the strength of marketing and distribution support;

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  the timing of market introduction of competitive products;

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  the availability of products and their ability to meet market demand;

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  publicity concerning our product candidate(s) or competing products and treatments;

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  any restrictions on the use of our products together with other medications; and

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  favorable third-party payor coverage and adequate reimbursement.

          Even if a potential product displays a favorable efficacy and safety profile in preclinical studies and clinical trials, market acceptance of the product will not be fully known until after it is launched.

Delays in obtaining regulatory approval of our manufacturing process and facility or disruptions in our manufacturing process may delay or disrupt our product development and commercialization efforts. To date, to our knowledge, no cGMP gene therapy manufacturing facility in the United States has received approval from FDA for the manufacture of an approved gene therapy product.

          Before we can begin to commercially manufacture AVXS-101, whether in a third-party facility or in our own facility, once established, we must obtain regulatory approval from FDA for our manufacturing process and facility. A manufacturing authorization must also be obtained from the appropriate European Union regulatory authorities. To date, no cGMP gene therapy manufacturing facility in the United States has received approval from the FDA for the manufacture of an approved gene therapy product and, therefore, the timeframe required for us to obtain such approval is uncertain. In addition, we must pass a pre-approval inspection of our manufacturing facility by the FDA before AVXS-101 can obtain marketing approval. In order to obtain approval, we will need to ensure that all of our processes, methods and equipment are compliant with cGMP, and perform extensive audits of vendors, contract laboratories and suppliers. If any of our vendors, contract laboratories or suppliers is found to be out of compliance with cGMP, we may experience delays or disruptions in manufacturing while we work with these third parties to remedy the violation or while we work to identify suitable replacement vendors. The cGMP requirements govern quality control of the manufacturing process and documentation policies and procedures. In complying with cGMP, we will be obligated to expend time, money and effort in production, record keeping and quality control to assure that the product meets applicable specifications and other requirements. If we fail to comply with these requirements, we would be subject to possible regulatory action and may not be permitted to sell any product candidate that we may develop.

Our gene therapy approach utilizes a vector derived from viruses, which may be perceived as unsafe or may result in unforeseen adverse events. Negative public opinion and increased regulatory scrutiny of gene therapy may damage public perception of the safety of our AVXS-101 gene therapy product candidate and adversely affect our ability to conduct our business or obtain regulatory approvals for AVXS-101.

          Gene therapy remains a novel technology, with, to our knowledge, no gene therapy product approved to date in the United States and only one gene therapy product approved to date in the European Union. Public perception may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. For example, a public backlash developed against gene therapy following the death in September 1999 of a patient who had volunteered for a gene therapy clinical trial that utilized an adenovirus vector at University of Pennsylvania School of Medicine. Researchers at the university had infused the volunteer's liver with a gene aimed at reversing OTC deficiency. The procedure triggered an extreme immune-system reaction that caused multiple organ failure in a very short time, leading to the first death to occur as a direct result of a gene therapy experiment. In addition, in two gene therapy studies in 2003, 20 subjects treated for X-linked severe combined immunodeficiency using a murine gamma-retroviral vector showed correction of the disease. However, the studies were suspended by FDA after a child in France developed leukemia and ultimately four other subjects were found to have developed leukemia.

          In addition, our success will depend upon physicians who specialize in the treatment of SMA and prescribing treatments that involve the use of AVXS-101 in lieu of, or in addition to, other treatments with which they are more familiar and for which greater clinical data may be available. More restrictive government regulations or negative public opinion would have an adverse effect on our business, financial condition, results of operations and prospects and may delay or impair the development and commercialization of AVXS-101 or demand for any product candidate we may develop. Serious adverse events in our clinical trials, or other clinical trials involving gene therapy products or our competitors' products, even if not ultimately attributable to the relevant product candidates, and the resulting publicity, could result in increased government regulation, unfavorable public perception, potential regulatory delays in the testing or approval of AVXS-101, stricter labeling requirements for AVXS-101 that are approved and a decrease in demand for AVXS-101.

Failure to comply with ongoing regulatory requirements could cause us to suspend production or put in place costly or time-consuming remedial measures.

          The regulatory authorities may, at any time following approval of a product for sale, audit the manufacturing facilities for such product. If any such inspection or audit identifies a failure to comply with applicable regulations, or if a violation of product specifications or applicable regulations occurs independent of such an inspection or audit, the relevant regulatory authority may require remedial measures that may be costly or time-consuming to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a manufacturing facility. Any such remedial measures imposed upon our third-party manufacturer or us could materially harm our business, financial condition, results of operations and prospects.

          If we or our third-party manufacturer fails to comply with applicable cGMP regulations, the FDA and foreign regulatory authorities can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product candidate or suspension or revocation of a pre-existing approval. Such an occurrence may cause our business, financial condition, results of operations and prospects to be materially harmed.

          Additionally, if supply from a manufacturing facility is interrupted, there could be a significant disruption in commercial supply of AVXS-101. We do not currently have a backup manufacturer for AVXS-101 supply for clinical trials, and have not selected a manufacturer or backup manufacturer for AVXS-101 supply for commercial sale. An alternative manufacturer would need to be qualified, through a supplement to its regulatory filing, which could result in further delay. The regulatory authorities also may require additional trials if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and could result in a delay in our desired clinical and commercial timelines.

Any contamination in our manufacturing process, shortages of raw materials or failure of any of our key suppliers to deliver necessary components could result in delays in our clinical development or marketing schedules.

          Given the nature of biologics manufacturing, there is a risk of contamination. Any contamination could materially adversely affect our ability to produce AVXS-101 on schedule and could, therefore, harm our results of operations and cause reputational damage.

          Some of the raw materials required in our manufacturing process are derived from biologic sources. Such raw materials are difficult to procure and may be subject to contamination or recall. A material shortage, contamination, recall or restriction on the use of biologically derived substances in the manufacture of AVXS-101 could adversely impact or disrupt the commercial manufacturing or the production of clinical material, which could materially and adversely affect our development timelines and our business, financial condition, results of operations and prospects.

The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our product candidate(s), if approved, could limit our ability to market those products and decrease our ability to generate product revenue.

          We expect the cost of a single administration of gene therapy products, such as those we are developing, to be substantial, when and if they achieve regulatory approval. We expect that coverage and reimbursement by government and private payors will be essential for most patients to be able to afford these treatments. Accordingly, sales of AVXS-101 will depend substantially, both domestically and abroad, on the extent to which the costs of AVXS-101 will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or will be reimbursed by government authorities, private health coverage insurers and other third-party payors. Coverage and reimbursement by a third-party payor may depend upon several factors, including the third-party payor's determination that use of a product is:

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  a covered benefit under its health plan;

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  safe, effective and medically necessary;

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  appropriate for the specific patient;

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  cost-effective; and

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  neither experimental nor investigational.

          Obtaining coverage and reimbursement for a product from third-party payors is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If coverage and reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize

AVXS-101. Even if coverage is provided, the approved reimbursement amount may not be adequate to realize a sufficient return on our investment.

          There is significant uncertainty related to third-party coverage and reimbursement of newly approved products. In the United States, third-party payors, including government payors such as the Medicare and Medicaid programs, play an important role in determining the extent to which new drugs and biologics will be covered and reimbursed. The Medicare and Medicaid programs increasingly are used as models for how private payors develop their coverage and reimbursement policies. However, no uniform policy of coverage and reimbursement exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. One payor's determination to provide coverage for a product does not assure that other payors will also provide coverage, and adequate reimbursement. Currently, no gene therapy product has been approved for coverage and reimbursement by the Centers for Medicare & Medicaid Services, or the CMS, the agency responsible for administering the Medicare program. It is difficult to predict what the CMS will decide with respect to coverage and reimbursement for fundamentally novel products such as ours, as there is no body of established practices and precedents for these types of products. Moreover, reimbursement agencies in the European Union may be more conservative than the CMS. For example, several cancer drugs have been approved for reimbursement in the United States and have not been approved for reimbursement in certain European Union Member States. It is difficult to predict what third-party payors will decide with respect to the coverage and reimbursement for AVXS-101.

          Outside the United States, international operations generally are subject to extensive government price controls and other market regulations, and increasing emphasis on cost-containment initiatives in the European Union, Canada and other countries may put pricing pressure on us. For example, one gene therapy product was approved in the European Union in 2012 but is yet to be widely available commercially. In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems. In general, the prices of medicines under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for medical products, but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidate. Accordingly, in markets outside the United States, the reimbursement for our product candidate may be reduced compared with the United States and may be insufficient to generate commercially reasonable product revenues.

          Additionally, in countries where the pricing of gene therapy products is subject to governmental control, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. In addition, there can be considerable pressure by governments and other stakeholders on prices and reimbursement levels, including as part of cost containment measures. Political, economic, and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various European Union member states and parallel distribution, or arbitrage between low-priced and high-priced member states, can further reduce prices. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed, possibly materially.

          Moreover, increasing efforts by government and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for AVXS-101. Payors increasingly are considering new metrics as the basis for reimbursement rates, such as average sales price, average manufacturer price, and actual acquisition cost. The existing data for reimbursement based on some of these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates, and the CMS has begun making pharmacy National Average Drug Acquisition Cost and National Average Retail Price data publicly available on at least a monthly basis. Therefore, it may be difficult to project the impact of these evolving reimbursement metrics on the willingness of payors to cover AVXS-101 if we or our partners are ultimately able to commercialize it. We expect to experience pricing pressures in connection with the sale of AVXS-101 due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products such as ours.

If we obtain approval to commercialize AVXS-101 outside of the United States, in particular in the European Union, a variety of risks associated with international operations could materially adversely affect our business.

          We expect that we will be subject to additional risks in commercializing AVXS-101 outside the United States, including:

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  different regulatory requirements for approval of drugs and biologics in foreign countries;

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  reduced protection for intellectual property rights;

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  the existence of additional third party patent rights of potential relevance to our business;

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  unexpected changes in tariffs, trade barriers and regulatory requirements;

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  economic weakness, including inflation, or political instability in particular foreign economies and markets;

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  compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

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  foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

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  foreign reimbursement, pricing and insurance regimes;

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  workforce uncertainty in countries where labor unrest is more common than in the United States;

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  production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

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  business interruptions resulting from geopolitical actions, including war and terrorism or natural disasters including earthquakes, typhoons, floods and fires.

Interruptions in the supply of product or inventory loss may adversely affect our operating results and financial condition.

          AVXS-101 is manufactured using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as strict government standards for the manufacture and storage of AVXS-101 subjects us to production risks. While product batches released for use in clinical trials or, in the future, for commercialization undergo sample testing, some defects may only be identified following product release. In addition, process deviations or unanticipated effects of approved process changes may result in these intermediate product candidates not complying with stability requirements or specifications. AVXS-101 must be stored and transported at temperatures within a certain range. If these environmental conditions deviate, AVXS-101's remaining shelf-life could be impaired or its efficacy and safety could be adversely affected, making it no longer suitable for use.

          The occurrence, or suspected occurrence, of production and distribution difficulties can lead to lost inventories and, in some cases, product recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays, substantial expense, lost sales and delays of new product launches. Any interruption in the supply of finished AVXS-101 or the loss thereof could hinder our ability to timely distribute AVXS-101 and satisfy customer demand. Any unforeseen failure in the storage of the product or loss in supply could delay our clinical trials and, if AVXS-101 is approved, result in a loss of our market share and negatively affect our business, financial condition, results of operations and prospects.

If AVXS-101 becomes subject to a product recall it could harm our reputation, business and financial results.

          The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design, manufacture or labeling. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the product would cause serious injury or death. In addition, foreign governmental bodies have the authority to require the recall of our product candidate in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a product is found. A government-mandated or voluntary recall by us could occur as a result of manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our product candidate would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Companies are required to maintain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our product candidate in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, we could be required to report those actions as recalls. A recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

Risks related to our business operations

If we are not successful in discovering, developing and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

          Although a substantial amount of our efforts will focus on the Phase 1 clinical trial and potential approval of AVXS-101, a key element of our strategy is to discover, develop and potentially commercialize a portfolio of product candidates to treat rare and life-threatening neurological genetic diseases. We intend to do so by exploring strategic partnerships for the development of new products and in-licensing technologies leading to the development of new product candidates. Identifying new product candidates requires substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Even if we identify product candidates that initially show promise, we may fail to successfully develop and commercialize such product candidates for many reasons, including the following:

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  the research methodology used may not be successful in identifying potential product candidates;

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  competitors may develop alternatives that render our product candidates obsolete;

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  product candidates we develop may nevertheless be covered by third parties' patents or other exclusive rights;

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  a product candidate may, on further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

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  a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

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  a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

          If we are unsuccessful in identifying and developing additional product candidates, our potential for growth may be impaired.

We may fail to capitalize on other potential product candidates that may be a greater commercial opportunity or for which there is a greater likelihood of success.

          The success of our business depends upon our ability to develop and commercialize AVXS-101. AVXS-101 may be shown to have harmful side effects, may be commercially impracticable to manufacture or may have other characteristics that may make the product unmarketable or unlikely to receive marketing approval.

          Additionally, because we have limited resources, we may forego or delay pursuit of opportunities with certain programs or product candidates or for indications that later prove to have greater commercial potential. Our spending on current and future research and development programs may not yield any commercially viable product candidates. If we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.

          If any of these events occur, we may be forced to abandon our development efforts with respect to a particular product candidate or fail to develop a potentially successful product candidate, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our future success depends on our ability to retain key employees, consultants and advisors and to attract, retain and motivate qualified personnel.

          We are highly dependent on members of our executive team, the loss of whose services may adversely impact the achievement of our objectives. While we have entered into employment agreements with each of our executive officers, any of them could leave our employment at any time. We currently do not have "key person" insurance on any of our employees. The loss of the services of one or more of our current employees might impede the achievement of our research, development and commercialization objectives.

          Recruiting and retaining other qualified employees, consultants and advisors for our business, including scientific and technical personnel, also will be critical to our success. There currently is a shortage of skilled individuals with substantial gene therapy experience, which is likely to continue. As a result, competition for skilled personnel, including in gene therapy research and vector manufacturing, is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies and academic institutions for individuals with similar skill sets. In addition, failure to succeed in preclinical or clinical trials or applications for marketing approval may make it more challenging to recruit and retain qualified personnel. The inability to recruit, or loss of services of certain executives, key employees, consultants or advisors, may impede the progress of our research, development and commercialization objectives and have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to build and integrate our new management team, our business could be harmed.

          Since May 2015, our executive management team has undergone significant change, including the resignation from employment of our former President and Chief Executive Officer. In addition, in June 2015, Sean P. Nolan joined our company as our new President and Chief Executive Officer and we appointed Dr. Brian Kaspar as our Chief Scientific Officer. In September 2015, Thomas J. Dee was appointed as our Senior Vice President, Chief Financial Officer, James L'Italien was appointed as our Senior Vice President, Chief Regulatory and Quality Officer, Sukumar Nagendran, M.D. was appointed as our Senior Vice President, Chief Medical Officer and Andrew F. Knudten was appointed as our Senior Vice President, Manufacturing and Supply Chain. In July 2016, Michael B. Johannesen was appointed our Senior Vice President, General Counsel and Chief Compliance Officer.

          Our success depends largely on the development and execution of our business strategy by our senior management team. Each of our President and Chief Executive Officer, Senior Vice President, Chief Financial Officer, Senior Vice President, Chief Regulatory and Quality Officer, Senior Vice President, Chief Medical Officer, Senior Vice President, Manufacturing and Supply Chain and Senior Vice President, General Counsel and Chief Compliance Officer is new to our Company and not all of them have worked together in the recent past. Dr. Kaspar has historically been employed as our Chief Scientific Officer on a part-time basis, while he devoted a majority of his professional time to his responsibilities at NCH. However, in September 2016, Dr. Kaspar began a six month entrepreneurial leave of absence from NCH and during that leave period, he is serving as our Chief Scientific Officer on a full-time basis. Pursuant to the terms of his employment agreement, Dr. Kaspar is also prohibited from engaging in any research activities on behalf of our company unless and to the extent we enter into written agreements with NCH to sponsor such research activities. Moreover, under the terms of his employment agreement, NCH owns all inventions and discoveries, whether patentable or not, that Dr. Kaspar makes, conceives or reduces to practice, unless otherwise specifically provided for by the terms of a sponsored research agreement between NCH and us.

          We cannot assure you that our new management will succeed in working together as a team, working well with our other existing employees or successfully executing our business strategy in the near-term or at all, which could harm our business and financial prospects. Further, integrating new management into existing operations may be challenging. If we are unable to effectively integrate our new executive management team, our operations and prospects could be harmed.

If we are unable to manage expected growth in the scale and complexity of our operations, our performance may suffer.

          If we are successful in executing our business strategy, we will need to expand our managerial, operational, financial and other systems and resources to manage our operations, continue our research and development activities and, in the longer term, build a commercial infrastructure to support commercialization of AVXS-101 if it is approved for sale. Future growth would impose significant added responsibilities on members of management. It is likely that our management, finance, development personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and any future product candidates requires that we continue to develop more robust business processes and improve our systems and procedures in each of these areas and to attract and retain sufficient numbers of talented employees. We may be unable to successfully implement these tasks on a larger scale and, accordingly, may not achieve our research, development and growth goals.

Our employees, principal investigators, consultants and commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

          We are exposed to the risk of fraud or other misconduct by our employees, principal investigators, consultants and commercial partners. Misconduct by these parties could include intentional failures to comply with FDA regulations or the regulations applicable in the European Union and other jurisdictions, provide accurate information to the FDA, the European Commission and other regulatory authorities, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Such misconduct also could involve the improper use of information obtained in the course of clinical trials or interactions with the FDA or other regulatory authorities, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from government investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, financial condition, results of operations and prospects, including the imposition of significant fines or other sanctions.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

          In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-approval activities, and affect our ability to profitably sell any product candidates for which we obtain marketing approval.

          In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, changed the way Medicare covers and pays for pharmaceutical products. The MMA expanded Medicare coverage for outpatient drug purchases by those covered by Medicare under a new Part D and introduced a new reimbursement methodology based on average sales prices for Medicare Part B physician-administered drugs. In addition, the MMA authorized Medicare Part D prescription drug plans to limit the number of drugs that will be covered in any therapeutic class in their formularies. The MMA's cost reduction initiatives and other provisions could decrease the coverage and price that we receive for any approved products. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors. Similar regulations or reimbursement policies may be enacted in international markets which could similarly impact our business.

          More recently, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the PPACA, was passed, which substantially changes the way healthcare is financed by both the government and private insurers, and significantly impacts the U.S. pharmaceutical industry. The PPACA, among other things: (i) addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; (ii) increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations; (iii) establishes annual fees and taxes on manufacturers of certain branded prescription drugs; (iv) expands the availability of lower pricing under the 340B drug pricing program by adding new entities to the program; and (v) establishes a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D. Additionally, in the United States, the Biologics Price Competition and Innovation Act of 2009 created an abbreviated approval pathway for biologic products that are demonstrated to be "highly similar" or "biosimilar or interchangeable" with an FDA-approved biologic product. This new pathway could allow competitors to reference data from biologic products already approved after 12 years from the time of approval. This could expose us to potential competition by lower-cost biosimilars even if we commercialize a product candidate faster than our competitors. Moreover, the creation of this abbreviated approval pathway does not preclude or delay a third party from pursuing approval of a competitive product candidate via the traditional approval pathway based on their own clinical trial data.

          Additional changes that may affect our business include those governing enrollment in federal healthcare programs, reimbursement changes, rules regarding prescription drug benefits under the health insurance exchanges and fraud and abuse and enforcement. Continued implementation of the PPACA and the passage of additional laws and regulations may result in the expansion of new programs such as Medicare payment for performance initiatives, and may impact existing government healthcare programs, such as by improving the physician quality reporting system and feedback program.

          For each state that does not choose to expand its Medicaid program, there likely will be fewer insured patients overall, which could impact the sales, business and financial condition of manufacturers of branded prescription drugs. Where patients receive insurance coverage under any of the new options made available through the PPACA, the possibility exists that manufacturers may be required to pay Medicaid rebates on that resulting drug utilization, a decision that could impact manufacturer revenues. The U.S. federal government also has announced delays in the implementation of key provisions of the PPACA. The implications of these delays for our and our potential partners' business and financial condition, if any, are not yet clear.

          We expect that the PPACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

          We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for AVXS-101 or additional pricing pressures.

Our relationships with customers, physicians, and third-party payors will be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws, health information privacy and security laws, and other healthcare laws and regulations. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

          If we obtain FDA approval for AVXS-101 and begin commercializing it in the United States, our operations will be directly, or indirectly through our prescribers, customers and purchasers, subject to various federal and state fraud and abuse laws and regulations, including, without limitation, the federal Health Care Program Anti-Kickback Statute, the federal civil and criminal laws and Physician Payments Sunshine Act and regulations. These laws will impact, among other things, our proposed sales, marketing and educational programs. In addition, we may be subject to patient privacy laws by both the federal government and the states in which we conduct our business. The laws that will affect our operations include, but are not limited to:

  •
  the federal Health Care Program Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, in return for the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand, and prescribers, purchasers and formulary managers on the other. The PPACA amended the intent requirement of the federal Anti-Kickback Statute. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it;

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  federal civil and criminal false claims laws and civil monetary penalty laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid or other government payors that are false or fraudulent. The PPACA provides and recent government cases against pharmaceutical and medical device manufacturers support the view that Federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may implicate the False Claims Act;

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  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program, regardless of the payor (e.g., public or private);

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  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, and as amended again by the final HIPAA omnibus rule, Modifications to the HIPAA Privacy, Security, Enforcement, and Breach

    Notification Rules Under HITECH and the Genetic Information Nondiscrimination Act; Other Modifications to HIPAA, published in January 2013, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information without appropriate authorization by entities subject to the rule, such as health plans, health care clearinghouses and health care providers;

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  federal transparency laws, including the federal Physician Payment Sunshine Act, that require certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services, or CMS, information related to: (i) payments or other "transfers of value" made to physicians and teaching hospitals and (ii) ownership and investment interests held by physicians and their immediate family members;

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  state and foreign law equivalents of each of the above federal laws, state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states; and

  •
  state and foreign laws that govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

          Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the laws described above or any other government regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

          Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion of products from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations.

          The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. The shifting compliance environment and the need to build and maintain a robust and expandable systems to comply with multiple jurisdictions with different compliance and/or reporting requirements increases the possibility that a healthcare company may run afoul of one or more of the requirements.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidate that we may develop.

          We face an inherent risk of product liability exposure related to the testing of AVXS-101 and any future product candidates in clinical trials and may face an even greater risk if we commercialize any product candidate that we may develop. If we cannot successfully defend ourselves against claims that our product candidates caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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  decreased demand for any product candidate that we may develop;

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  loss of revenue;

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  substantial monetary awards to trial participants or patients;

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  significant time and costs to defend the related litigation;

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  withdrawal of clinical trial participants;

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  the inability to commercialize any product candidate(s) that we may develop; and

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  injury to our reputation and significant negative media attention.

          Although we maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage each time we commence a clinical trial and if we successfully commercialize any product candidate. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

          We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the generation, handling, use, storage, treatment, manufacture, transportation and disposal of, and exposure to, hazardous materials and wastes, as well as laws and regulations relating to occupational health and safety. Our operations involve the use of hazardous and flammable materials, including chemicals and biologic materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

          Although we maintain workers' compensation insurance for certain costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with our storage or disposal of biologic, hazardous or radioactive materials.

          In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.

Third parties on which we rely and we may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

          Natural disasters could severely disrupt our operations or the operations of manufacturing facilities and have a material adverse effect on our business, financial condition, results of operations and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as manufacturing facilities, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place currently are limited and may not prove adequate in the event of a serious disaster or similar event. NCH's manufacturing facility, as well as substantially all of our current supply of AVXS-101 is located in Columbus, Ohio, and we do not have any existing back-up facilities in place or plans for such back-up facilities. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our internal computer systems, or those of our collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

          Our internal computer systems and those of our current and any future collaborators and other contractors or consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we are not aware of any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other similar disruptions. For example, the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability, our competitive position could be harmed and the further development and commercialization of AVXS-101 could be delayed.

Risks related to our intellectual property

Our rights to develop and commercialize AVXS-101 are subject to the terms and conditions of licenses granted to us by others.

          We do not currently own any patents or patent applications and we are heavily reliant upon licenses to certain patent rights and proprietary technology from third parties that are important or necessary to the development of our technology and product candidate(s), including technology related to our manufacturing process and AVXS-101. These and other licenses may not provide exclusive rights to use such intellectual property and technology, at all, or in all relevant fields of use and in all territories in which we may wish to develop or commercialize our technology and product candidate(s) in the future. As a result, we may not be able to prevent competitors from developing and commercializing competitive products, including in territories included in all of our licenses. Our licenses are limited by field.

          Licenses to additional third-party technology and materials that may be required for our development programs, including additional technology and materials owned by NCH or any of our current licensors, may not be available in the future or may not be available on commercially reasonable terms, or at all, which could have a material adverse effect on our business and financial condition.

          In some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. For example, pursuant to each of our intellectual property licenses with NCH and ReGenX Biosciences, LLC, or ReGenX, our licensors retain control of such activities. Therefore, we cannot be certain that these patents and applications will be prosecuted, maintained and enforced in a manner consistent with the best interests of our business. If our licensors fail to maintain such patents, or lose rights to those patents or patent applications, the rights we have licensed may be reduced or eliminated and our right to develop and commercialize any of our product candidate(s) that are the subject of such licensed rights could be adversely affected. In addition to the foregoing, the risks associated with patent rights that we license from third parties will also apply to patent rights we may own in the future.

          The research resulting in certain of our licensed patent rights and technology, including that licensed from ReGenX and NCH, was funded in part by the U.S. government. As a result, the government may have certain rights, including march-in rights, to such patent rights and technology. When new technologies are developed with government funding, the government generally obtains certain rights in any resulting patents, including a non-exclusive license authorizing the government to use the invention for government purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations or to give preference to U.S. industry. In addition, our rights in such inventions may be subject to certain requirements to manufacture product candidate(s) embodying such inventions in the United States. Any exercise by the government of such rights could harm our competitive position, business, financial condition, results of operations and prospects.

If we are unable to obtain and maintain patent protection for our current product candidate, any future product candidates we may develop and our technology, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our current product candidate, any future product candidates we may develop and our technology may be adversely affected.

          Our success depends, in large part, on our ability to seek, obtain and maintain patent protection in the United States and other countries with respect to AVXS-101 and to future innovation related to our manufacturing technology. Our licensors have sought and we intend to seek to protect our proprietary position by filing patent applications in the United States and, in some cases, abroad related to certain technologies and AVXS-101 that are important to our business. Our current patent portfolio contains a limited number of patents and applications, all of the patents and patent applications currently in our patent portfolio are in-licensed from third parties and all of the exclusively licensed patents and patent applications in our patent portfolio are limited to compositions and methods that use an AAV9 capsid. However, the risks associated with patent rights generally apply to patent rights that we in-license now or in the future, as well as patent rights that we may own in the future. Moreover, the risks apply with respect to patent rights and other intellectual property applicable to AVXS-101, as well as to any intellectual property rights that we may acquire in the future related to future product candidates, if any.

          The patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost or in a timely manner. For example, one of the patent application families licensed to us related to AVXS-101 was filed in the United States only. As a result, we will not have the opportunity to obtain patent protection for the inventions disclosed in that patent application family outside the United States. In addition, certain patents in the field of gene therapy that may have otherwise potentially provided patent protection for our product candidate will soon expire.

          We believe our in-licensed patent portfolio includes claims that, if issued, would cover our AVXS-101 product candidate. Should a pending application containing such claims issue as a patent, such patent would expire in 2029 in the United States. However, claims covering AVXS-101 may never issue from this pending application. Additionally, there are no foreign counterpart patents or applications, and thus, comparable protection will not be available outside the United States. Our patent applications are at an early stage and there is no assurance that patents will issue from such applications.

          In some cases, the work of certain academic researchers in the gene therapy field has entered the public domain, which we believe precludes our ability to obtain patent protection for certain inventions relating to such work. Consequently, we will not be able to assert any such patents to prevent others from using our technology for, and developing and marketing competing products to treat, these indications. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

          We are a party to intellectual property license agreements with NCH, ReGenX and AskBio, each of which is important to our business, and we expect to enter into additional license agreements in the future. Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, development and commercialization timelines, milestone payments, royalties and other obligations on us. See the description in our Annual Report on Form 10-K for the year ended December 31, 2015 under the caption "Business — Our Collaboration and License Agreements" incorporated by reference herein. If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy, or, in some cases, under other circumstances, the licensor may have the right to terminate the license, in which event we would not be able to market product candidate(s) covered by the license. In addition, certain of these license agreements are not assignable by us without the consent of the respective licensor, which may have an adverse effect on our ability to engage in certain transactions.

          The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has, in recent years, been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our licensed patent rights and future patent applications that we may own or license may not result in patents being issued which protect our technology or product candidate(s), effectively prevent others from commercializing competitive technologies and product candidates or otherwise provide any competitive advantage. In fact, patent applications may not issue as patents at all. Even assuming patents issue from patent applications in which we have rights, changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

          Other parties have developed technologies that may be related or competitive to our own and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents. We may not be aware of all third-party intellectual property rights potentially relating to AVXS-101 or any future product candidates. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and in other jurisdictions are typically not published until 18 months after filing, or, in some cases, not at all. Therefore, we cannot know with certainty whether the inventors of our licensed patents and applications were the first to make the inventions claimed in those patents or pending patent applications, or that they were the first to file for patent protection of such inventions. Similarly, should we own any patents or patent applications in the future, we may not be certain that we were the first to file for patent protection for the inventions claimed in such patents or patent applications. As a result, the issuance, scope, validity and commercial value of our patent rights cannot be predicted with any certainty.

          Even if the patent applications we license or may own in the future do issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Even if issued, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and product candidate(s). Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

          The degree of patent protection we require to successfully compete in the marketplace may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our licensed patents have, or that any of our pending licensed patent applications that mature into issued patents will include, claims with a scope sufficient to protect AVXS-101 or otherwise provide any competitive advantage. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Furthermore, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally twenty years after it is filed. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our licensed patent portfolio may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing products similar to our product candidates, including biosimilar versions of such products. In addition, the patent portfolio licensed to us by ReGenX may be used by ReGenX or licensed to third parties, such as outside our field, and such third parties may have certain enforcement rights. Thus, patents licensed to us could be put at risk of being invalidated or interpreted narrowly in litigation filed by or against ReGenX or another licensee or in administrative proceedings brought by or against ReGenX or another licensee in response to such litigation or for other reasons.

          Even if we acquire patent protection that we expect should enable us to maintain some competitive advantage, third parties, including competitors, may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. In litigation, a competitor could claim that our patents, if issued, are not valid for a number of reasons. If a court agrees, we would lose our rights to those challenged patents.

          The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability and our licensed patents may be challenged in courts or patent offices in the United States and abroad. For example, we may be subject to a third-party submission of prior art to the U.S. Patent and Trademark Office, or USPTO, challenging the validity of one or more claims of our licensed patents. Such submissions may also be made prior to a patent's issuance, precluding the granting of a patent based on one of our pending licensed patent applications. We may become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging the patent rights of others from whom we have obtained licenses to such rights. Competitors may claim that they invented the inventions claimed in our issued patents or patent applications prior to the inventors of our licensed patents, or may have filed patent applications before the University of Pennsylvania, as owner of the patent rights licensed by us from ReGenX, or NCH did. A competitor who can establish an earlier filing or invention date may also claim that we are infringing their patents and that we therefore cannot practice our technology as claimed under our licensed patents, if issued. Competitors may also contest our licensed patents, if issued, by showing that the invention was not patent-eligible, was not novel, was obvious or that the patent claims failed any other requirement for patentability.

          In addition, the University of Pennsylvania or NCH may in the future be subject to claims by former employees or consultants asserting an ownership right in our licensed patents or patent applications, as a result of the work they performed. An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar technology and therapeutics, without payment to us, or could limit the duration of the patent protection covering our technology and product candidates. Such challenges may also result in our inability to manufacture or commercialize our product candidates without infringing third party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

          Even if they are unchallenged, our licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive therapeutic that provides benefits similar to one or more of our product candidates but that uses a vector or an expression construct that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our product candidates could be negatively affected, which would harm our business.

Our intellectual property licenses with third parties may be subject to disagreements over contract interpretation, which could narrow the scope of our rights to the relevant intellectual property or technology or increase our financial or other obligations to our licensors.

          We currently depend, and will continue to depend, on our license agreements, including our agreements with NCH and our agreements with ReGenX and AskBio, whereby we obtain rights in certain patents and patent applications owned by the Trustees of the University of Pennsylvania and the University of North Carolina, respectively. Further development and commercialization of AVXS-101 may and development of any future product candidates will require us to enter into additional license or collaboration agreements, including, potentially, additional agreements with NCH or any of our other licensors. The agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

          If any of our licenses or material relationships or any in-licenses upon which our licenses are based including the underlying agreements between ReGenX and the Trustees of the University of Pennsylvania, and AskBio and the University of North Carolina, are terminated or breached, we may:

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  lose our rights to develop and market AVXS-101;

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  lose patent protection for AVXS-101;

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  experience significant delays in the development or commercialization of AVXS-101;

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  not be able to obtain any other licenses on acceptable terms, if at all; or

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  incur liability for damages.

          In addition, a third party has asserted and may in the future bring claims that our performance under our license agreements, including our sponsoring of clinical trials, interferes with such third party's rights under its agreement with one of our licensors. If any such claim were successful, it may adversely affect our rights and ability to advance AVXS-101 as a clinical candidate or subject us to liability for monetary damages, any of which would have a material adverse effect on our business, financial condition, results of operations and prospects.

          These risks apply to any agreements that we may enter into in the future for AVXS-101 or for any future product candidates. If we experience any of the foregoing, it could have a material adverse effect on our business, financial condition, results or operations and prospects.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

          We have entered into license agreements with third parties and may need to obtain additional licenses from one or more of these same third parties or from others to advance our research or allow commercialization of AVXS-101. It is possible that we may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, we may be required to expend significant time and resources to redesign AVXS-101 or the methods for manufacturing it or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If we are unable to do so, we may be unable to develop or commercialize AVXS-101, which would harm our business significantly. We cannot provide any assurances that third-party patents or other intellectual property rights do not exist which might be enforced against our current manufacturing methods, product candidate or future methods, resulting in either an injunction prohibiting our manufacture or sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

          In each of our existing license agreements, and we expect in our future agreements, patent prosecution of our licensed technology is controlled solely by the licensor, and we may be required to reimburse the licensor for their costs of patent prosecution. If our licensors fail to obtain and maintain patent or other protection for the proprietary intellectual property we license from them, we could lose our rights to the intellectual property or our exclusivity with respect to those rights, and our competitors could market competing products using the intellectual property. Further, in each of our license agreements our licensors have the first right to bring any actions against any third party for infringing on the patents we have licensed. Our license agreements also require us to meet development thresholds to maintain the license, including establishing a set timeline for developing and commercializing product candidate(s). Disputes may arise regarding intellectual property subject to a licensing agreement, including:

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  the scope of rights granted under the license agreement and other interpretation-related issues;

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  the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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  the sublicensing of patent and other rights under our collaborative development relationships;

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  our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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  the inventorship or ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

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  the priority of invention of patented technology.

          If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize AVXS-101.

We may not be successful in obtaining necessary rights to AVXS-101 through acquisitions and in-licenses.

          We currently have certain rights to the intellectual property, through licenses from third parties, to develop AVXS-101. Because our programs may require the use of additional proprietary rights held by these or other third parties, the growth of our business likely will depend, in part, on our ability to acquire, in-license or use these proprietary rights. We may be unable to acquire or in-license any compositions, methods of use, processes or other intellectual property rights from third parties that we identify as necessary for AVXS-101. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third party intellectual property rights on terms that would allow us to make an appropriate return on our investment.

          We may collaborate with non-profit and academic institutions to accelerate our preclinical research or development under written agreements with these institutions. These institutions may provide us with an option to negotiate a license to any of the institution's rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

          Our Chief Scientific Officer, Dr. Brian Kaspar, a faculty member at NCH, although he is presently serving a six month entrepreneurial leave of absence from NCH. Under the terms of our employment agreement with Dr. Kaspar, NCH owns inventions and discoveries, whether patentable or not, that he makes, conceives or reduces to practice, unless otherwise specifically provided for by the terms of a sponsored research agreement between us and NCH. If we are unable to secure sufficient rights in intellectual property made by Dr. Kaspar, our business, including the ability to pursue development and commercialization of AVXS-101, may be harmed.

          If we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to abandon development of AVXS-101 and our business, financial condition, results of operations and prospects could suffer. Moreover, to the extent that we seek to develop other product candidates in the future, we will likely require acquisition or in-license of additional proprietary rights held by third parties.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

          Periodic maintenance fees, renewal fees, annuity fees and various other government fees on patents and/or applications will be due to be paid to the United States Patent and Trademark Office, or the USPTO, and various government patent agencies outside of the United States over the lifetime of our licensed patents and/or applications and any patent rights we may own in the future. We rely on our outside counsel or our licensing partners to pay these fees due to non-U.S. patent agencies. The USPTO and various non-U.S. government patent agencies require compliance with several procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply and we are also dependent on our licensors to take the necessary action to comply with these requirements with respect to our licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market and this circumstance could have a material adverse effect on our business.

Some intellectual property which we have in-licensed may have been discovered through government funded programs and thus may be subject to federal regulations such as "march-in" rights, certain reporting requirements, and a preference for U.S. industry. Compliance with such regulations may limit our exclusive rights, and limit our ability to contract with non-U.S. manufacturers.

          Some of the intellectual property rights we have licensed, including rights owned by the Trustees of the University of Pennsylvania and licensed from ReGenX, and rights licensed from NCH, may have been generated through the use of U.S. government funding and may therefore be subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act. These U.S. government rights in certain inventions developed under a government-funded program include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right to require us to grant exclusive, partially exclusive, or non-exclusive licenses to any of these inventions to a third party if it determines that: (i) adequate steps have not been taken to commercialize the invention; (ii) government action is necessary to meet public health or safety needs; or (iii) government action is necessary to meet requirements for public use under federal regulations (also referred to as "march-in rights"). The U.S. government also has the right to take title to these inventions if we, or the applicable licensor, fail to disclose the invention to the government and fail to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us or the applicable licensor to expend substantial resources. In addition, the U.S. government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for U.S. manufacturers may limit our ability to contract with non-U.S. product manufacturers for products covered by such intellectual property. To the extent any of our current or future intellectual property is generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply. Any exercise by the government of certain of its rights could harm our competitive position, business, financial condition, results of operations and prospects.

We may not be able to protect our intellectual property rights throughout the world.

          Filing, prosecuting and defending patents on product candidate(s) in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States. Although our license agreements with NCH and ReGenX grant us worldwide rights, certain of our in-licensed U.S. patent rights related to intravenous delivery of AVXS-101 lack corresponding foreign patents or patent applications, and in the case of NCH, the patent application families licensed to us related to the intravenous delivery of AVXS-101, which were filed in the United States only. Thus, in some cases, we will not have the opportunity to obtain patent protection for certain licensed technology outside the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States even in jurisdictions where we do pursue patent protection. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, even in jurisdictions where we do pursue patent protection or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not pursued and obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidate(s) and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

          Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents, if pursued and obtained, or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Issued patents covering AVXS-101 could be found invalid or unenforceable if challenged in court. We may not be able to protect our trade secrets in court.

          If one of our licensing partners or we initiate legal proceedings against a third party to enforce a patent covering AVXS-101, assuming such a patent has or does issue, the defendant could counterclaim that the patent covering our product candidate is invalid or unenforceable. Presently, although patents licensed from ReGenX have issued, none of the patent applications licensed to us from NCH have issued as patents. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, written description, non-enablement or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld information material to patentability from the USPTO, or made a misleading statement, during prosecution. Third parties also may raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter partes review and equivalent proceedings in foreign jurisdictions. Such proceedings could result in the revocation or cancellation of or amendment to our patents in such a way that they no longer cover AVXS-101. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which the patent examiner and we or our licensing partners were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on AVXS-101. Such a loss of patent protection could have a material adverse impact on our business.

          In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of AVXS-101 discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect and some courts inside and outside the United States are less willing or unwilling to protect trade secrets. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors. However, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective. If any of the collaborators, scientific advisors, employees and consultants who are parties to these agreements breaches or violates the terms of any of these agreements, we may not have adequate remedies for any such breach or violation. As a result, we could lose our trade secrets.

          We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures, they may still be breached, and we may not have adequate remedies for any breach.

          In addition, our trade secrets may otherwise become known or be independently discovered by competitors. Competitors could purchase our product candidates and attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe our intellectual property rights, design around our protected technology or develop their own competitive technologies that fall outside of our intellectual property rights. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If our trade secrets are not adequately protected so as to protect our market against competitors' therapeutics, our competitive position could be adversely affected, as could our business.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business.

          Our commercial success depends upon our ability and the ability of our future collaborators to develop, manufacture, market and sell AVXS-101 and use our proprietary technologies without infringing the proprietary rights and intellectual property of third parties. The biotechnology and pharmaceutical industries are characterized by extensive and complex litigation regarding patents and other intellectual property rights. We may in the future become party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to AVXS-101 and technology, including interference proceedings, post grant review and inter partes review before the USPTO. Our competitors or other third parties may assert infringement claims against us, alleging that our therapeutics, manufacturing methods, formulations or administration methods are covered by their patents. Given the vast number of patents in our field of technology, we cannot be certain or guarantee that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Many companies and institutions have filed, and continue to file, patent applications related to gene therapy and related manufacturing methods. Some of these patent applications have already been allowed or issued and others may issue in the future. Since this area is competitive and of strong interest to pharmaceutical and biotechnology companies, there will likely be additional patent applications filed and additional patents granted in the future, as well as additional research and development programs expected in the future. Furthermore, because patent applications can take many years to issue, may be confidential for 18 months or more after filing and can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use, sale or importation of our product candidates and we may or may not be aware of such patents. If a patent holder believes the manufacture, use, sale or importation of one of our therapeutics infringes its patent, the patent holder may sue us even if we have licensed other patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant product revenue and against whom our licensed patent portfolio may therefore have no deterrent effect.

          It is also possible that we have failed to identify relevant third-party patents or applications. For example, applications filed before November 29, 2000 and certain applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Moreover, it is difficult for industry participants, including us, to identify all third-party patent rights that may be relevant to our product candidates and technologies because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. We may fail to identify relevant patents or patent applications or may identify pending patent applications of potential interest but incorrectly predict the likelihood that such patent applications may issue with claims of relevance to our technology. In addition, we may be unaware of one or more issued patents that would be infringed by the manufacture, sale or use of a current or future product candidate, or we may incorrectly conclude that a third-party patent is invalid, unenforceable or not infringed by our activities. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our technologies, AVXS-101 or the use of AXVS-101.

          Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future, regardless of their merit. There is a risk that third parties may choose to engage in litigation with us to enforce or to otherwise assert their patent or other intellectual property rights against us. Even if we believe such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize AVXS-101. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity.

          As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Similarly, there is no assurance that a court of competent jurisdiction would find that AVXS-101 or our technology did not infringe a third party patent.

          Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. If we are found, or believe there is a risk that may be found, to infringe a third party's valid and enforceable intellectual property rights, we could be required or may choose to obtain a license from such third party to continue developing, manufacturing and marketing our product candidate(s) and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could be forced, including by court order, to cease developing, manufacturing and commercializing the infringing technology or product candidate, including AVXS-101. In addition, we could be found liable for monetary damages, including treble damages and attorneys' fees, if we are found to have willfully infringed a patent or other intellectual property right. A finding of infringement could prevent us from manufacturing and commercializing AVXS-101 or force us to cease some or all of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations and prospects.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

          Litigation or other legal proceedings relating to intellectual property claims, with or without merit, is unpredictable and generally expensive and time-consuming. Competitors may infringe our patents or the patents of our licensing partners, should such patents issue or we may be required to defend against claims of infringement. To counter infringement or unauthorized use claims or to defend against claims of infringement can be expensive and time consuming. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities.

          We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing or misappropriating or successfully challenging our intellectual property rights. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

          Certain of our employees, consultants or advisors are currently, or were previously, employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors, as well as our academic partners. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that these individuals or we have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual's current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. An inability to incorporate such technologies or features would have a material adverse effect on our business and may prevent us from successfully commercializing our product candidates. In addition, we may lose valuable intellectual property rights or personnel as a result of such claims. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent contractors. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product candidates, which would have an adverse effect on our business, results of operations and financial condition. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

          In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. For example, under our employment agreement with Dr. Kaspar, NCH owns inventions and discoveries, whether patentable or not, made, conceived or reduced to practice by him, unless otherwise specifically provided for by the terms of a sponsored research agreement between NCH and us. Moreover, even when we obtain agreements assigning intellectual property to us, the assignment of intellectual property rights may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Moreover, individuals executing agreements with us may have preexisting or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual. Disputes about the ownership of intellectual property that we may own may have a material adverse effect on our business.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidate(s).

          Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes several significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also may affect patent litigation. These also include provisions that switched the United States from a "first-to-invent" system to a "first-to-file" system, allow third-party submission of prior art to the USPTO during patent prosecution and set forth additional procedures to attack the validity of a patent through various post grant proceedings administered by the USPTO. Under a first-to-file system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

          The patent positions of companies engaged in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Two cases involving diagnostic method claims and "gene patents" have recently been decided by the Supreme Court of the United States, or the Supreme Court. On March 20, 2012, the Supreme Court issued a decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc., or Prometheus, a case involving patent claims directed to a process of measuring a metabolic product in a patient to optimize a drug dosage for the patient. According to the Supreme Court, the addition of well-understood, routine or conventional activity such as "administering" or "determining" steps was not enough to transform an otherwise patent-ineligible natural phenomenon into patent-eligible subject matter. On July 3,

2012, the USPTO issued a guidance memo to patent examiners indicating that process claims directed to a law of nature, a natural phenomenon or a naturally occurring relation or correlation that do not include additional elements or steps that integrate the natural principle into the claimed invention such that the natural principle is practically applied and the claim amounts to significantly more than the natural principle itself should be rejected as directed to patent-ineligible subject matter. On June 13, 2013, the Supreme Court issued its decision in Association for Molecular Pathology v. Myriad Genetics, Inc., or Myriad, a case involving patent claims held by Myriad Genetics, Inc. relating to the breast cancer susceptibility genes BRCA1 and BRCA2. Myriad held that an isolated segment of naturally occurring DNA, such as the DNA constituting the BRCA1 and BRCA2 genes, is not patent eligible subject matter, but that complementary DNA may be patent eligible.

          Recently, the USPTO issued a guidance memorandum to patent examiners entitled 2014 Procedure For Subject Matter Eligibility Analysis Of Claims Reciting Or Involving Laws Of Nature/Natural Principles, Natural Phenomena, And/Or Natural Products. These guidelines instruct USPTO examiners on the ramifications of the Prometheus and Myriad rulings and apply the Myriad ruling to natural products and principles including all naturally occurring nucleic acids. Certain claims of our licensed patents and patent applications contain claims that relate to specific recombinant DNA sequences that are naturally occurring at least in part and, therefore, could be the subject of future challenges made by third parties. In addition, the recent USPTO guidance could impact our ability for us to pursue similar patent claims in patent applications we may prosecute in the future.

          We cannot assure you that our efforts to seek patent protection for our technology and product candidate(s) will not be negatively impacted by the decisions described above, rulings in other cases or changes in guidance or procedures issued by the USPTO. We cannot fully predict what impact the Supreme Court's decisions in Prometheus and Myriad may have on the ability of life science companies to obtain or enforce patents relating to their products and technologies in the future. These decisions, the guidance issued by the USPTO and rulings in other cases or changes in USPTO guidance or procedures could have a material adverse effect on our existing patent portfolio and our ability to protect and enforce our intellectual property in the future.

          Moreover, although the Supreme Court has held in Myriad that isolated segments of naturally occurring DNA are not patent-eligible subject matter, certain third parties could allege that activities that we may undertake infringe other gene-related patent claims, and we may deem it necessary to defend ourselves against these claims by asserting non-infringement and/or invalidity positions, or paying to obtain a license to these claims. In any of the foregoing or in other situations involving third-party intellectual property rights, if we are unsuccessful in defending against claims of patent infringement, we could be forced to pay damages or be subjected to an injunction that would prevent us from utilizing the patented subject matter. Such outcomes could harm our business, financial condition, results of operations or prospects.

If we do not obtain patent term extension for AVXS-101, our business may be materially harmed.

          Depending upon the timing, duration and specifics of any FDA marketing approval of AVXS-101, one or more U.S. patents that we license or may own in the future may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent extension term of up to five years as compensation for patent term lost during the FDA regulatory review process based on the first regulatory approval for a particular drug or biologic. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it or a method for manufacturing it may be extended. However, we may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than we request. In addition, to the extent we wish to pursue patent term extension based on a patent that we in-license from a third party, we would need the cooperation of that third party. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors may be able to enter the market sooner, and our revenue could be reduced, possibly materially.

If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

          We have registered trademark applications with the USPTO for the mark and logo "AveXis." We also have a pending trademark application with the USPTO for the mark "AVXS-101," approval of which is not guaranteed. Once registered, our trademarks or trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.

Intellectual property rights and regulatory exclusivity rights do not necessarily address all potential threats.

          The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

  •
  others may be able to make gene therapy products that are similar to our product candidate(s) but that are not covered by the claims of the patents that we license or may own in the future;

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  we, or our license partners or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent applications that we license or may own in the future;

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  we, or our license partners or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

  •
  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our owned or licensed intellectual property rights;

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  others may circumvent our regulatory exclusivities, such as by pursuing approval of a competitive product candidate via the traditional approval pathway based on their own clinical data, rather than relying on the abbreviated pathway provided for biosimilar applicants;

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  it is possible that our pending licensed patent applications or those that we may own in the future will not lead to issued patents;

  •
  issued patents that we hold rights to now or in the future may be held invalid or unenforceable, including as a result of legal challenges by our competitors;

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  others may have access to the same intellectual property rights licensed to us on a non-exclusive basis;

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  our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

  •
  we may not develop additional proprietary technologies that are patentable;

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  the patents or other intellectual property rights of others may have an adverse effect on our business; and

  •
  we may choose not to file a patent for certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

          Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.

Risks related to this offering and ownership of our common stock

We have identified material weaknesses in our internal control over financial reporting, which remain unremediated. If we are unable to remediate these material weaknesses, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

          In connection with the preparation of our consolidated financial statements as of and for the years ended December 31, 2013, 2014 and 2015, we identified material weaknesses in our internal control over financial reporting. These material weaknesses remained unremediated as of June 30, 2016. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

          We determined that we did not design or maintain an effective control environment with the sufficient number of trained professionals with an appropriate level of accounting knowledge, training and experience to properly analyze, record and disclose accounting matters commensurate with our financial reporting requirements, which contributed to the following material weaknesses:

  •
  We did not design and maintain formal accounting policies, procedures and controls commensurate with our accounting and financial reporting requirements.

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  We did not design and maintain formal accounting policies, or processes and procedures to identify, analyze, and appropriately account for and disclose complex debt and equity agreements, or share-based compensation awards.

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  We did not design and maintain processes and procedures that restrict access to key financial systems and records to appropriate users and evaluate whether appropriate segregation of duties is being maintained. Specifically, certain personnel had access to financial application, programs and data beyond that needed to perform their individual job responsibilities without independent monitoring.

          These control deficiencies resulted in adjustments to our consolidated financial statements for the years ended December 31, 2013, 2014 and 2015 to fixed assets, debt, equity, research and development expense, general and administrative expense, interest expense and the statement of cash flows. Each of the control deficiencies could result in a misstatement of aforementioned accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. Accordingly, our management has determined that these control deficiencies constitute material weaknesses.

          We are in the process of implementing measures designed to improve our internal control over financial reporting and remediate the control deficiencies that led to our material weaknesses, including:

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  the appointment of a Chief Financial Officer in August 2015;

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  the appointment of a Corporate Controller in September 2015;

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  the establishment of formalized accounting policies and procedures and internal controls; and

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  the implementation of manual and automated controls to support our overall control environment and the segregation of duties and procedures.

          We cannot assure you that the measures we have taken to date, together with any measures we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or to avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has ever performed an evaluation of our internal control over financial reporting due to a transition period established by the rules of the SEC for newly public companies. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the rules of the SEC, additional material weaknesses may have been identified. If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to Nasdaq listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result.

After this offering, our executive officers, directors and principal stockholders will maintain the ability to control all matters submitted to stockholders for approval.

          Upon completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares, our executive officers, directors and their affiliated stockholders will, in the aggregate, beneficially own shares representing approximately 32.9% of our capital stock. As a result, if these stockholders were to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they act together, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire or result in management of our company that our public stockholders disagree with.

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is performing well.

          Sales of a substantial number of shares of our common stock in the public market could occur at any time, subject to certain restrictions described below. These sales, or the perception in the market that holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have outstanding 26,973,983 shares of common stock based on the number of shares outstanding as of June 30, 2016, all of which may be resold in the public market immediately without restriction, other than shares owned by our affiliates, which may be sold pursuant to Rule 144. However, the resale of an aggregate of 8,568,099 shares will be restricted as a result of lock-up agreements executed in conjunction with this offering, as described in the "Shares Eligible for Future Sale" and "Underwriting" sections of this prospectus. Holders of an aggregate of approximately 7,978,750 shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We have registered all shares of common stock that we may issue under our equity compensation plans on a Registration Statement on Form S-8. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Shares Eligible for Future Sale" section of this prospectus.

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

          The public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent outstanding options are exercised, you will incur further dilution. Based on the public offering price of $34.50 per share, you will experience immediate dilution of $24.78 per share, representing the difference between the public offering price and our as adjusted net tangible book value per share as of June 30, 2016 after giving effect to this offering. See "Dilution."

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

          The trading market for our common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. To date, only a limited number of research analysts follow our company. If additional analysts do not commence coverage of us, the trading price of our stock could decrease. Additionally, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

          The offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock has been, and is likely to continue to be, highly volatile. From our initial public offering in February 2016 through August 15, 2016, the price of our common stock has fluctuated from a low of $16.11 to a high of $47.76. The price of our common stock may continue to fluctuate substantially due to many factors, including:

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  results of clinical trials of our product candidate or those of our competitors;

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  the success of competitive products or technologies;

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  commencement or termination of collaborations;

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  regulatory or legal developments in the United States and other countries;

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  developments or disputes concerning patent applications, issued patents or other proprietary rights;

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  the recruitment or departure of key personnel;

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  the level of expenses related to any of our product candidate or clinical development programs;

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  the results of our efforts to discover, develop, acquire or in-license additional product candidates;

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  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

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  our inability to obtain or delays in obtaining adequate product supply for any approved product or inability to do so at acceptable prices;

  •
  disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

  •
  significant lawsuits, including patent or stockholder litigation;

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  variations in our financial results or those of companies that are perceived to be similar to us;

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  changes in the structure of healthcare payment systems;

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  market conditions in the pharmaceutical and biotechnology sectors;

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  general economic, industry and market conditions; and

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  the other factors described in this "Risk Factors" section.

          If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

          In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation often has been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management's attention and resources, which could seriously harm our business, financial condition, results of operations and prospects.

We have broad discretion in the use of our cash and cash equivalents, including the net proceeds from this offering, and may not use them effectively.

          Our management will have broad discretion in the application of our cash and cash equivalents, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the development of AVXS-101. Pending their use, we may invest our cash and cash equivalents, including the net proceeds from this offering, in a manner that does not produce income or that loses value. We will not receive proceeds from the sale of the shares by the selling stockholder. See "Use of Proceeds."

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

          We may evaluate various acquisitions and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies, or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

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  increased operating expenses and cash requirements;

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  the assumption of additional indebtedness or contingent liabilities;

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  assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

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  the diversion of our management's attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

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  retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

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  risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and regulatory approvals; and

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  our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

          In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense. Moreover, we may not be able to locate suitable acquisition opportunities and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or AVXS-101.

          We may seek additional capital through a combination of public and private equity offerings, debt financings, strategic partnerships, and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or debt securities, your ownership interest will be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or AVXS-101, or grant licenses on terms unfavorable to us.

We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

          We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." In particular, while we are an "emerging growth company" (1) we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (2) we will be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor's report on financial statements, (3) we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (4) we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline or become more volatile.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

          As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act and rules subsequently implemented by the SEC and NASDAQ have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

          Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

          Provisions in our corporate charter and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions:

  •
  establish a classified board of directors such that not all members of the board are elected at one time;

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  allow the authorized number of our directors to be changed only by resolution of our board of directors;

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  limit the manner in which stockholders can remove directors from the board;

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  establish advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our board of directors;

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  require that stockholder actions must be effected at a duly called stockholder meeting and prohibit actions by our stockholders by written consent;

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  limit who may call stockholder meetings;

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  authorize our board of directors to issue preferred stock without stockholder approval, which could be used to institute a stockholder rights plan, or so-called "poison pill," that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our board of directors; and

  •
  require the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal certain provisions of our charter or bylaws.

          Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

          As of December 31, 2015, we had $23.7 million of federal net operating loss carryforwards available to offset future taxable income, which carryforwards expire at various dates through 2034. Under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, if a corporation undergoes an "ownership change" (generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a three year period), the corporation's ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have not performed a detailed analysis to determine whether an ownership change under Section 382 of the Code has previously occurred or will occur as a result of this offering. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

          We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

          Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expect," "plan," "anticipate," "could," "intend," "target," "project," "believe," "estimate," "predict," "potential" or "continue" or the negative of these terms or other similar expressions intended to identify statements about the future. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward looking statements include, without limitation, statements about the following:

  •
  the timing, progress and results of preclinical studies and clinical trials for AVXS-101 and any other product candidates, including statements regarding the timing of initiation and completion of studies or trials and related preparatory work, the period during which the results of the trials will become available and our research and development programs;

  •
  the timing or and results of any meetings with the FDA or other regulatory authority with respect to our clinical development plan;

  •
  the timing of and our ability to obtain and maintain regulatory approval of AVXS-101;

  •
  our expectations regarding the size of the patient populations for our product candidates, if approved for commercial use;

  •
  our manufacturing capabilities and strategy, including the scalability and commercial viability of our manufacturing methods and processes;

  •
  our ability to successfully commercialize AVXS-101;

  •
  our estimates of our expenses, ongoing losses, future revenue, capital requirements and our needs for or ability to obtain additional financing;

  •
  our ability to identify and develop new product candidates;

  •
  our ability to identify, recruit and retain key personnel;

  •
  our and our licensors' ability to protect and enforce our intellectual property protection for AVXS-101, and the scope of such protection;

  •
  our financial performance;

  •
  the development of and projections relating to our competitors or our industry;

  •
  the impact of laws and regulations; and

  •
  our expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

          Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should refer to the "Risk Factors" section of this prospectus, and the discussion in our Annual Report on Form 10-K for the year ended December 31, 2015, or our Annual Report, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, or our Quarterly Report, in "Management's Discussion and Analysis of Financial Condition and Results of Operations," for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in or incorporated by reference in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks and other information we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

          You should read this prospectus and the documents that are incorporated by reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND OTHER DATA

          We obtained the industry, statistical and market data in this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. All of the market data used in this prospectus and the documents incorporated by reference in this prospectus involve a number of assumptions and limitations.

 USE OF PROCEEDS

          We estimate that the net proceeds from our issuance and sale of 3,960,145 shares of our common stock in this offering will be approximately $127.7 million (or $148.4 million if the underwriters exercise in full their option to purchase 637,500 additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

          We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, to fund our ongoing Phase 1 clinical trial and future SMA trials for AVXS-101, manufacturing activities to support our ongoing and future trials for AVXS-101, including the establishment of our own manufacturing facility, and for general corporate purposes and working capital.

          Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. We believe opportunities may exist from time to time to expand our current business through the acquisition or in-license of complementary product candidates. While we have no current agreements for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

          The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development and commercialization efforts for AVXS-101, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

          We will not receive proceeds from the sale of the shares by the selling stockholder.

 MARKET PRICE OF COMMON STOCK

          Our common stock has been listed on The NASDAQ Global Select Market under the symbol "AVXS" since February 11, 2016. Prior to that date, there was no public trading market for our common stock. Our common stock priced at $20.00 per share in our initial public offering on February 11, 2016. The following table sets forth for the periods indicated the high and low intra-day sales prices per share of our common stock as reported on The NASDAQ Global Select Market:

	High	Low
2016
Third quarter (through September 7, 2016)	$46.02	$31.55
Second quarter	$47.76	$20.51
First quarter	$29.63	$16.11

          On September 7, 2016, the last reported sale price of our common stock on The NASDAQ Global Select Market was $35.41 per share. As of June 30, 2016, there were 23,013,838 shares of our common stock outstanding and we had 44 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

 DIVIDEND POLICY

          We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

          The following table sets forth our cash and cash equivalents, and our capitalization as of June 30, 2016:

  •
  on an actual basis; and

  •
  on an as adjusted basis to give effect to our issuance and sale of 3,960,145 shares of common stock in this offering at the public offering price of $34.50 per share, after deducting the underwriting discounts and commission and estimated offering expenses payable by us.

          You should read this information in conjunction with our consolidated financial statements and the related notes thereto and the information set forth under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report and our Quarterly Reports incorporated by reference in this prospectus.

	As of June 30, 2016
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$131,433	$259,147

Stockholders' equity:
Undesignated preferred stock; par value $0.0001 per share, 10,000,000 shares authorized and no shares issued and outstanding, actual and as adjusted	$—	$—
Common stock; par value $0.0001 per share, 100,000,000 shares authorized, 23,013,838 shares issued and outstanding, actual; and 100,000,000 shares authorized and 26,973,983 shares issued and outstanding as adjusted	2	3
Additional paid-in capital	229,532	357,245
Accumulated deficit	(95,105)	(95,105)

Total stockholders' equity	134,429	262,143

Total capitalization	$134,429	$262,143

          The number of shares of our common stock issued and outstanding, actual and as adjusted, is based on 23,013,838 shares of our common stock outstanding as of June 30, 2016. The number excludes:

  •
  2,348,617 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2016, at a weighted-average exercise price of $18.70 per share;

  •
  310,220 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2016, at a weighted-average exercise price of $2.57 per share; and

  •
  up to a maximum of 4,339,451 shares of our common stock reserved for future issuance under the 2016 Plan as of June 30, 2016, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2016 Plan.

 DILUTION

          If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

          As of June 30, 2016, we had a historical net tangible book value of $134.4 million, or $5.84 per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of June 30, 2016.

          After giving effect to the sale of 3,960,145 shares of common stock by us in this offering at the public offering price of $34.50 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2016 would have been approximately $262.1 million, or approximately $9.72 per share. This amount represents an immediate increase in net tangible book value of $3.88 per share to our existing stockholders and immediate dilution of approximately $24.78 per share to new investors in this offering. We determine dilution by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock.

          The following table illustrates this dilution:

Public offering price per share		$34.50
Historical net tangible book value per share as of June 30, 2016	$5.84
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering	$3.88

As adjusted net tangible book value per share after giving effect to this offering		$9.72

Dilution per share to new investors in this offering		$24.78

          The information above assumes that the underwriters do not exercise their option to purchase additional shares. If the underwriters exercise in full their option to purchase 637,500 additional shares of our common stock, our net tangible book value on June 30, 2016, after giving effect to this offering, would have been approximately $282.8 million, or approximately $10.24 per share, representing an immediate dilution of $24.26 per share to new investors purchasing shares of common stock in this offering.

          The information above is based on 23,013,838 shares of our common stock outstanding as of June 30, 2016 and excludes:

  •
  2,348,617 shares of common stock issuable upon the exercise of outstanding stock options as of June 30, 2016, at a weighted-average exercise price of $18.70 per share;

  •
  310,220 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2016, at a weighted-average exercise price of $2.57 per share; and

  •
  up to a maximum of 4,339,451 shares of our common stock reserved for future issuance under the 2016 Plan as of June 30, 2016, as well as any automatic increases in the number of shares of common stock reserved for future issuance under the 2016 Plan.

SELECTED CONSOLIDATED FINANCIAL DATA

          The following tables set forth, for the periods and as of the dates indicated, our selected consolidated financial data. The statement of operations data for the years ended December 31, 2013, 2014 and 2015 and the balance sheet data as of December 31, 2014 and 2015 are derived from our audited consolidated financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015. The balance sheet data as of December 31, 2013 are derived from audited consolidated financial statements that are not incorporated by reference into this prospectus. The balance sheet data as of June 30, 2016 and the statement of operations data for the six months ended June 30, 2015 and 2016 have been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in our opinion, contain all adjustments, consisting of normal and recurring adjustments, necessary for the fair statement of such financial data. Our historical results are not necessarily indicative of our future results, and our operating results for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016 or any other interim periods or any future year or period. The selected consolidated financial data should be read together with our financial statements and related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated herein by reference.

	Year Ended December 31,			Six Months Ended June 30,
	2013	2014	2015	2015	2016
				(unaudited)
		(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$—	$—	$—	$—	$—
Operating expenses:
Research and development	363	13,550	27,493	12,467	26,445
General and administrative	1,834	1,870	11,080	2,911	10,242

Total operating expenses	2,197	15,420	38,573	15,378	36,687

Loss from operations	(2,197)	(15,420)	(38,573)	(15,378)	(36,687)
Other income	—	—	84	—	—
Interest (expense) income	(17)	(132)	15	6	132

Loss from continuing operations, before income taxes	(2,214)	(15,552)	(38,474)	(15,372)	(36,555)
Income tax expense (benefit)	—	—	—	—	—

Loss from continuing operations	(2,214)	(15,552)	(38,474)	(15,372)	(36,555)
Loss from discontinued operations, net of tax	475	9	—	—	—
Loss from sale of discontinued operations, net of tax	—	145	—	—	—

Net loss	$(2,689)	$(15,706)	$(38,474)	$(15,372)	$(36,555)

Basic and diluted net loss per common share from continuing operations(1)	$(0.35)	$(2.37)	$(5.43)	$(3.05)	$(1.84)
Basic and diluted net loss per common share from discontinued operations(1)	(0.08)	(0.02)	—	—	—

Basic and diluted net loss per common share(1)	$(0.43)	$(2.39)	$(5.43)	$(3.05)	$(1.84)

Weighted-average basic and diluted common shares outstanding(1)	6,228,922	6,916,404	7,087,618	5,045,211	19,876,850

(1)
For an explanation of the method used to calculate basic and diluted net loss per common share, see (a) Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated herein by reference and (b) Note 7 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, incorporated herein by reference.

	As of December 31,
				As of June 30, 2016
	2013	2014	2015
			(in thousands)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$—	$3,120	$62,252	$131,433
Working capital	(1,300)	(1,905)	56,284	125,739
Total assets	717	3,175	65,084	143,112
Total liabilities	2,014	5,047	6,877	8,683
Additional paid-in capital	2,727	17,644	115,723	229,532
Accumulated deficit	(4,371)	(20,077)	(58,551)	(95,105)
Total stockholders' equity	(1,643)	(2,432)	57,174	134,429

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

          The following includes a summary of transactions since January 1, 2013 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements.

Consulting Agreement with Brian Kaspar

          In January 2014, we entered into a consulting agreement for scientific advisory services with Dr. Brian Kaspar, our Chief Scientific Officer, director and a beneficial owner of more than 5% of our capital stock. The consulting agreement terminated in January 2016 upon the effectiveness of Dr. Kaspar's employment agreement. Under the agreement, Dr. Kaspar received $7,500 per month in consulting fees.

          In connection with his consulting agreement, in January 2014, we entered into a restricted stock purchase agreement, or the RSPA, with Dr. Kaspar, pursuant to which Dr. Kaspar purchased 2,334,391 shares of our common stock at a price per share of $0.00007, for a total purchase price of $169.16. The grant date fair value of this award was $3.5 million. Such shares were initially subject to vesting over a four year period. However, in connection with the employment agreement entered into in January 2016, the unvested shares were vested in full. All of our obligations under the RSPA, other than the indemnity agreement described below, terminated on January 1, 2016 upon the effectiveness of Dr. Kaspar's employment agreement.

          In 2014, we reimbursed Dr. Kaspar $33,088 for the legal fees he incurred in connection with the negotiation of the RSPA and his consulting agreement. We also reimbursed Dr. Kaspar an aggregate of $4,635 in 2014 for certain travel and business expenses incurred on behalf of the company. In addition, under the RSPA we have agreed to indemnify Dr. Kaspar against certain adverse tax events with respect to the shares of our common stock he purchased under the agreement. Dr. Kaspar purchased the shares at a price of $0.00007 per share, which was the par value of the shares. Based on our estimate of the fair market value per share of our common stock as of the date of the RSPA of $1.51 per share, Dr. Kaspar purchased these shares at a discount of $1.5144 per share. Therefore, we estimate that we are contractually obligated to indemnify Dr. Kaspar for the tax and any related penalties he owes on the imputed income of $3.5 million, based on the difference between the fair market value of the restricted share grant and the purchase price paid. We estimate our total indemnity obligation will be approximately $4.1 million, including gross-up, interest and penalties.

Our Relationships with Nationwide Children's Hospital and Ohio State University

          Dr. Kaspar is also a faculty member of Nationwide Children's Hospital, or NCH, although beginning in September 2016, he began a six month entrepreneurial leave of absence from NCH. In October 2013, we entered into an exclusive license agreement, which we amended and restated in its entirety in January 2016, or the NCH License Agreement. Under the NCH License Agreement, we initially issued NCH 331,053 shares of our common stock in October 2013, and we have subsequently issued NCH an additional 124,990 shares of our common stock between October 2013 and May 2015 pursuant to our anti-dilution obligations under the agreement. With certain exceptions, we are also obligated to make up to $125,000 in development milestone based payments. Our payments to NCH totaled $150,000 in the aggregate in 2014 and 2015 and the six months ended June 30, 2016 in connection with amendments to the NCH License Agreement. The inventors of the licensed patents, including Dr. Kaspar, are entitled to a certain share of the revenues received by NCH under the NCH License Agreement.

Certain Transactions Involving Our Subsidiaries and Affiliated Entities

Our Relationships with BioLife Entities

Ownership in BioLife Dallas, BioLife Management and BioLife IP

          Prior to the development of gene therapy treatments for rare neurological genetic disorders, we focused on the stem cell business. We formed two wholly-owned subsidiaries, BioLife Cell Bank Management, LLC, or BioLife Management, in March 2010 and BioLife Cell Bank Intellectual Property, LLC, or BioLife IP, in April 2010 to hold certain equipment and intellectual property necessary to conduct the stem cell business.

          BioLife Cell Bank Dallas, LLC, or BioLife Dallas, was formed in April 2010 to conduct the operations of BioLife Management and BioLife IP. The initial members of BioLife Dallas were West Summit Investments, LP, or West Summit, and Sangreal Capital Fund I, LP, or Sangreal. In April 2010, we were appointed as the sole director of BioLife Dallas, and from May 2011 to June 2013 we purchased an aggregate of 150,000 shares of BioLife Dallas for a total price of $1,500,000, which represented 37.5% of the outstanding capital stock of BioLife Dallas as of December 31, 2013. The principals of both West Summit and Sangreal, David G. Genecov and John D. Harkey, Jr., respectively, were our founders, significant stockholders and, at such time, members of our board of directors. Sangreal subsequently sold its interests in BioLife Dallas to Mr. Harkey. As of December 31, 2013, West Summit and Mr. Harkey each owned 27.5% of BioLife Dallas.

Transactions with BioLife Dallas

          At various times, BioLife Dallas funded the payroll and other expenses of Sixeva, Inc., which was formed in July 2013 by Mr. John Carbona, our Chief Executive Officer at the time. Amounts advanced by BioLife Dallas and payable by Sixeva were $56,500, $84,500 and $0 at December 31, 2013, 2014 and 2015, respectively.

          In 2014, we reimbursed BioLife Dallas for payroll expenses that were directly related to our gene therapy business totaling $27,000.

Disposition of BioLife Dallas, BioLife Management and BioLife IP

          In January 2014, in connection with our decision to exit the stem cell business, BioLife Dallas repurchased from us all of the 150,000 shares of capital stock of BioLife Dallas we owned for an aggregate consideration of $150, and DGG Holdings, LLC, an affiliated entity of Dr. Genecov, or DGG Holdings, became the sole director of BioLife Dallas upon our resignation in connection with the share repurchase agreement. In addition, we sold our entire equity ownership of each of BioLife Management and BioLife IP to DGG Holdings for aggregate consideration of $20 and concurrently resigned our position on the board of directors of both of BioLife Management and BioLife IP.

          In September 2015, we and Sixeva entered into a payment and release agreement with BioLife Dallas, pursuant to which we agreed to pay BioLife Dallas for an outstanding payable amounting to $575,337 for amounts paid by BioLife Dallas on our behalf related to our stem cell business. In exchange for the payment, BioLife Dallas waived $84,500 in total amounts payable by Sixeva to BioLife Dallas related to the payroll funding transactions described above and executed a general release of claims against both Sixeva and us.

BioLife Dallas Promissory Notes Sold to Our Directors

          In July 2010, BioLife Dallas issued and sold two promissory notes, or the notes, in the aggregate principal amount of $450,000 to Mr. Harkey and West Summit (each received a note in the principal amount of $225,000). Mr. Harkey and Dr. Genecov, a principal of West Summit, are both founders of us and were members of our board of directors at such time. The notes were unsecured and carried interest at a rate of 7.5% per annum, with an initial maturity date of September 30, 2010. Subsequent amendments to the notes extended the maturity date upon which the principal amount, together with all accrued and unpaid interest, must be paid in full to December 31, 2015. From January 2012 to January 2014, when we disposed of our interest in BioLife Dallas, the largest amount outstanding under the notes was $450,000. Our payment obligation under the notes was extinguished when we disposed of our interest in BioLife Dallas.

Our Relationships with Sixeva

          Employees of Sixeva provided certain administrative services to us that were directly related to our gene therapy business, and pursuant to an oral agreement with Sixeva, we reimbursed Sixeva for its employee payroll expenses and payroll taxes in connection with such services. Under the agreement, our payments to Sixeva totaled $125,163, which we paid in 2014.

          In January 2014, in connection with our decision to exit the stem cell business and focus exclusively on developing and commercializing novel treatments for patients suffering from rare and life-threatening neurological genetic diseases, we entered into an asset purchase agreement with Sixeva pursuant to which we received the rights to certain trademark applications, domain names and other assets for aggregate consideration of $5,000. All of Sixeva's employees subsequently transferred to AveXis in January 2014 and the oral agreement described above with Sixeva was terminated.

          Carbona Capital LLC, or Carbona Capital, and John Carbona Charitable Remainder Trust, or Carbona Trust, entities affiliated with Mr. Carbona, owned all 1,000,000 shares of Sixeva's outstanding capital stock until the termination of Mr. Carbona's employment in April 2015. In connection with the termination of Mr. Carbona's employment, we entered into a stock transfer agreement with Carbona Capital, Carbona Trust and Mr. Carbona pursuant to which Carbona Capital and Carbona Trust transferred all of the 1,000,000 shares of Sixeva's outstanding capital stock to us for no consideration, resulting in Sixeva becoming our wholly-owned subsidiary.

Transactions with White Rock Capital Partners, L.P.

Promissory Note

          In September 2012, we issued and sold a promissory note in the principal amount of $250,000 to White Rock Capital Partners, L.P., or White Rock, a beneficial owner of more than 5% of our capital stock. The promissory note carried interest at an annual rate of 5% and had a stated maturity of September 25, 2013, which was extended to September 25, 2014. In August 2014, we repaid the loan in full, including approximately $24,000 of accrued interest, with a portion of the net proceeds from our Class C preferred stock financing.

Share Exchange Agreements

          In January and February 2014, we entered into exchange agreements with White Rock, NRM VII Holdings I, LLC or NRM, JDH Investment Management, LLC, or JDH Investment, West Summit and Mr. Carbona pursuant to which they exchanged 303,518, 303,518, 202,347, 202,347 and 202,347 shares of common stock, respectively, for the same number of shares of Class B-1 preferred stock. White Rock, NRM, JDH Investment, West Summit and Mr. Carbona provided no additional consideration in connection with the exchange. We estimate that, as of date of the exchange agreement, the fair value of the Class B-1 preferred shares issued in the exchange was $2.47 per share, compared to an estimated $1.51 per share of the common shares surrendered in the exchange.

Exclusive Research Collaboration Agreement with Intrexon

          On August 1, 2012, we, then known as BioLife Cell Bank, Inc., entered an exclusive research collaboration agreement with Intrexon Corporation, or Intrexon. Intrexon's chief executive officer controls NRM, a beneficial owner of more than 5% of our capital stock. Pursuant to this agreement, we received a license to Intrexon's technologies to research, develop and use adipose-derived and other stem cells for the development and commercialization of an autologous, genetically modified stem-cell therapy for humans for the treatment of SMA. We also received an option to acquire the worldwide commercial rights to products developed pursuant to the agreement. If we had exercised the option under the agreement, we would have paid Intrexon a technology access fee equal to the greater of 15 percent of the fair market value of our fully-diluted capital stock and $6.8 million, which fee could have been paid in either cash or stock. On December 1, 2013, the agreement was terminated, and the option terminated unexercised, without payment of any consideration to Intrexon.

Private Placements of our Securities

Class B Preferred Stock Financing

          In January 2014, we entered into a convertible note and Class B preferred stock purchase agreement, or the Class B purchase agreement with PBM Capital Investments, LLC, or PBM, a beneficial owner of more than 5% of our capital stock. Pursuant to the Class B purchase agreement, we (i) issued and sold to PBM a convertible promissory note in the principal amount of $500,000, or the PBM Note, which had an annual interest rate of 8%, and (ii) granted PBM an option to purchase (A) 809,385 shares of Class B-1 preferred stock at a purchase price of $2.47 and (B) a warrant to purchase 130,623 shares of Class B-2 preferred stock at $2.57 per share. In February 2014, PBM elected to exercise this option and as a result of such exercise, the original principal amount of the PBM Note was automatically converted into shares of Class B-1 preferred stock and a warrant to purchase shares of Class B-2 preferred stock. Accordingly, in March 2014, we (i) issued to PBM 809,385 shares of Class B-1 preferred stock and a warrant to purchase 130,623 shares of Class B-2 preferred stock, as a result of the option exercise for gross proceeds of $2.0 million, (ii) issued to PBM an additional 202,345 shares of Class B-1 common stock and an additional warrant to purchase 32,652 shares of Class B-2 preferred stock at $2.57 per share pursuant to the conversion of the principal amount of the PBM Note and (iii) paid PBM $3,947 in cash, representing the accrued interest on the PBM Note.

          Under the Class B purchase agreement, we also agreed to sell to PBM on the same terms and conditions (i) an additional 1,011,721 shares of our Class B-1 preferred stock, or the Class B-1 Milestone Shares, at a purchase price of $2.47 per share, and (ii) a warrant to purchase 163,278 shares of our Class B-2 preferred stock, or the Milestone Warrant, at an exercise price of $2.57 per share, each to be issued and sold within 10 days of the date that we certified that the data and safety monitoring board appointed by the FDA had approved the dosing of the seventh patient in our Phase 1 clinical trial of AVXS-101, or the Milestone Event.

          In August 2014 we entered into an amendment and joinder to the Class B purchase agreement, pursuant to which certain employees of PBM and other service providers to PBM, which we refer to as the PBM Co-Investors, were granted the opportunity to participate in the purchase of the Class B-1 Milestone Shares and Milestone Warrant. In April 2015, the Milestone Event occurred, and on May 4, 2015, we issued and sold the Class B-1 Milestone Shares and the Milestone Warrant to PBM and the PBM Co-Investors for aggregate gross proceeds of $2.5 million.

          Paul B. Manning is the president and chief executive officer of PBM Capital Group, LLC, or PBM Capital, and a member of our board of directors. The following table sets forth the aggregate number of shares of Class B-1 preferred stock and warrants to purchase shares of Class B-2 preferred stock issued to our related parties in this financing:

PARTICIPANTS	SHARES OF CLASS B-1 PREFERRED STOCK	WARRANTS TO PURCHASE SHARES OF CLASS B-2 PREFERRED STOCK
PBM	1,841,349	297,166
PBM Co-Investors	182,111	29,387

Class C Preferred Stock Financing

          In June 2014, we issued and sold a secured promissory note in the principal amount of $500,000, or the Deerfield Note to Deerfield Private Design Fund III, L.P, or Deerfield, a beneficial owner of more than 5% of our capital stock. The Deerfield Note carried an annual interest rate of 5% and was secured by all of our tangible and intangible assets and property.

          In August 2014, we entered into a Class C preferred stock purchase agreement, or the Class C purchase agreement, with Deerfield and Roche Finance Ltd, or Roche, a beneficial owner of more than 5% of our capital stock, pursuant to which we (i) issued and sold to Deerfield and Roche an aggregate of 1,135,084 shares of our Class C preferred stock at a purchase price of $3.96 per share for an aggregate purchase price of $4.5 million, and (ii) issued an additional 126,991 shares of Class C preferred stock to Deerfield pursuant to the conversion of the principal and accrued interest under the Deerfield Note at a conversion price of $3.96 per share. The Class C purchase agreement provided for additional shares of Class C preferred stock to be issued and sold to Deerfield and Roche upon the occurrence of a milestone event, defined in the Class C purchase agreement as the dosing of the sixth patient in the Phase 1 clinical trial of AVXS-101.

          In March 2015, in connection with achievement of this milestone event, we issued and sold an aggregate of 1,102,945 additional shares of our Class C preferred stock to Deerfield and Roche at a purchase price of $4.53 per share for an aggregate purchase price of $5.0 million. Jonathan Leff, a member of our board of directors, is a partner of Deerfield Management Company, LP, which is associated with Deerfield, and Carole Nuechterlein, a member of our board of directors, is a deputy director and head of Roche Venture Fund, which is an affiliate of Roche. The following table sets forth the aggregate number of shares of Class C preferred stock issued to our related parties in this financing:

PARTICIPANTS	SHARES OF CLASS C PREFERRED STOCK
Deerfield	1,182,941
Roche	1,182,079

Class D Preferred Stock Financing

          In September 2015, we entered into a Class D preferred stock purchase agreement, or the Class D purchase agreement, pursuant to which (i) we issued and sold to investors, including certain existing investors, an aggregate of 3,093,092 shares of our Class D preferred stock at a purchase price of $21.01 per share, for aggregate proceeds of $65 million. As a result of this transaction, stockholders affiliated with T. Rowe Price and stockholders associated with Venrock

Healthcare Capital Partners II, L.P., or Venrock, each became a beneficial owner of more than 5% of our capital stock. Bong Y. Koh, a member of our board of directors, is a general partner at Venrock.

          The following table sets forth the aggregate number of shares of Class D preferred stock issued to our related parties in this preferred stock financing:

PARTICIPANTS	SHARES OF CLASS D PREFERRED STOCK
Stockholders affiliated with T. Rowe Price	951,720
Deerfield(1)	117,996
Deerfield Special Situations Fund, L.P.(1).	117,998
Roche	163,139
Venrock(2)	223,880
VHCP Co-Investment Holdings II, LLC.(2)	90,779

(1)
Deerfield Special Situations Fund, L.P. is associated with Deerfield.

(2)
VHCP Co-Investment Holdings II, LLC is associated with Venrock.

Participation in our Initial Public Offering

          Certain of our significant stockholders and their affiliated entities purchased an aggregate of approximately $19 million in shares of our common stock in our initial public offering at the initial public offering price per share. Furthermore, our employees, directors and other persons associated with us purchased approximately $1 million in shares of our common stock in our initial public offering at the initial public offering price per share. The underwriting discount for the shares sold to such stockholders and our employees, directors and other persons associated with us in the offering was the same as the underwriting discount for the shares sold to the public.

Investor Rights Agreement

          In connection with our Class B preferred stock financing in March 2014, we entered into an investor rights agreement, which was (i) amended and restated in connection with our Class C preferred stock financing in August 2014, (ii) further amended and restated in April 2015 and (iii) amended and restated in connection with our Class D preferred stock financing in September 2015 and (iv) further amended effective as of October 2015. The third amended and restated investor rights agreement, as amended, contained voting rights, information rights, rights of co-sale, pro rata participation rights and registration rights, among other things, with certain holders of our capital stock. In addition, prior to the closing of our initial public offering in February 2016, the third amended and restated investor rights agreement, as amended, entitled certain holders of our capital stock to designate directors to our board. Pursuant to the terms of the agreement, each of these rights, with the exception of the registrations rights, terminated upon the closing of the initial public offering.

REGENXBIO Exclusive License Agreement

          In March 2014, we entered into an exclusive license agreement with ReGenX Biosciences, LLC, or ReGenX, predecessor to REGENXBIO. Venrock, a former beneficial owner of more than 5% of our capital stock, is a beneficial owner of more than 5% of the capital stock of REGENXBIO, as of December 31, 2015, and Deerfield, a beneficial owner of more than 5% of our capital stock, is a former beneficial owner of 5% of the capital stock of REGENXBIO. Our payments to ReGenX totaled $2.4 million through June 30, 2016, which includes $0.3 million in aggregate milestone payments.

Employment of Dr. Allan Kaspar

          Since July 2013, Sixeva, and beginning in January 2014, we have employed Dr. Allan Kaspar, the brother of Dr. Brian Kaspar. Dr. Allan Kaspar is currently our VP, Research and Development. In 2013, his compensation was $67,574. In 2014, his compensation was $181,692. In 2015, his compensation was $193,932 and for the six months ended June 30, 2016, his compensation was $106,635. In addition, we granted Dr. Allan Kaspar a stock option to purchase 82,800 shares of common stock, with a grant date fair value of $89,770 in 2014, and a stock option to purchase 8,400 shares of common stock in 2016.

Indemnification Agreements

          We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Policies and Procedures for Transactions with Related Persons

          We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

          Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

  •
  the risks, costs and benefits to us;

  •
  the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

  •
  the availability of other sources for comparable services or products; and

  •
  the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

PRINCIPAL AND SELLING STOCKHOLDERS

          The following table sets forth information regarding beneficial ownership of our common stock by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  our named executive officers;

  •
  all of our current executive officers and directors as a group; and

  •
  the selling stockholder, which is indicated by the stockholder shown as having shares listed in the column "Shares Being Offered."

          We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 23,013,838 shares of common stock outstanding as of August 15, 2016, and 26,973,983 shares of our common stock outstanding after the completion of this offering, assuming no exercise of the underwriter's option to purchase additional shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options or warrants held by such person that are currently exercisable or will become exercisable within 60 days of August 15, 2016 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

          When we refer to the "selling stockholder" in this prospectus, we mean the stockholder listed in the table below as offering shares, as well as the pledgees, donees, assignees, transferees, successors and others who may hold any of the selling stockholder's interests.

          This table is based upon information supplied by our executive officers, directors and principal stockholders, the selling stockholder and the filings with the SEC. Unless noted otherwise, the address of all listed stockholders is 2275 Half Day Road, Suite 160, Bannockburn, Illinois 60015. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	BENEFICIAL OWNERSHIP PRIOR TO THE OFFERING			BENEFICIAL OWNERSHIP AFTER THE OFFERING
			SHARES BEING OFFERED
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER	PERCENT		NUMBER	PERCENT
Greater than 5% stockholders
Selling stockholder
PBM Capital Investments, LLC(1)	1,927,013	8.3%	289,855	1,637,158	6.0%
Other greater than 5% stockholders
Stockholders affiliated with Deerfield Management(2)	2,236,700	9.7%	—	2,236,700	8.3%
JDH Investment Management, LLC(3)	1,686,926	7.3%	—	1,686,926	6.3%
Roche Finance Ltd.(4)	1,543,843	6.7%	—	1,543,843	5.7%
RA Capital Management, LLC(5)	1,339,382	5.8%	—	1,339,382	5.0%
Stockholders affiliated with T. Rowe Price(6)	1,251,720	5.4%	—	1,251,720	4.6%
White Rock Capital Partners, L.P.(7)	1,226,863	5.3%	—	1,226,863	4.5%
NRM VII Holdings I, LLC(8)	1,176,863	5.1%	—	1,176,863	4.4%
Directors and Named Executive Officers
Sean P. Nolan(9)	246,100	1.1%	—	246,100	*
John A. Carbona(10)	1,341,925	5.8%	—	1,341,925	5.0%
Thomas J. Dee(11)	47,851	*	—	47,851	*
Sukumar Nagendran(12)	54,127	*	—	54,127	*
Brian K. Kaspar, Ph.D.	1,856,802	8.1%	—	1,856,802	6.9%
Daniel Welch(13)	5,590	*	—	5,590	*
Terrence C. Kearney(13)	5,590	*	—	5,590	*
Paul B. Manning(14)	2,185,542	9.4%	289,855	1,895,687	7.0%
Jonathan Leff(13)	5,590	*	—	5,590	*
Carole Nuechterlein(13)	5,590	*	—	5,590	*
Bong Y. Koh(15)	1,041,247	4.5%	—	1,041,247	3.9%
Frank Verwiel(13)	5,590	*	—	5,590	*
All current executive officers and directors as a group (14 persons)	5,553,169	23.4%	289,855	5,263,314	19.0%

*
Represents beneficial ownership of less than one percent

(1)
Shares beneficially owned prior to the offering consist of 1,659,237 shares of common stock and 267,776 shares of common stock issuable upon the exercise of warrants. Paul B. Manning, a member of our board of directors, has sole voting and investment power with respect to such shares.

(2)
Information is based on Schedules 13D and 13F filed with the SEC on February 19, 2016 and August 15, 2016, respectively, and consists of (a) 1,623,089 shares of common stock held by Deerfield Private Design Fund III, L.P. ("Private Design Fund"), (b) 413,611 shares of common stock held by Deerfield Special Situations Fund, L.P. ("Special Situations Fund"), (c) 112,000 shares of common stock held by Deerfield International Master Fund, L.P. ("International Master Fund") and (d) 88,000 shares held by Deerfield Partners, L.P. ("Partners"). Deerfield Mgmt III, L.P is the general partner of Private Design Fund, and Deerfield Mgmt, L.P. is the general partner of Special Situations Fund, International Master Fund and Partners. Deerfield Management Company, L.P. is the investment manager of each of Private Design Fund, Special Situations Fund, International Master Fund and Partners. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Private Design Fund. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Special Situations Fund, International Master Fund and Partners. The address of each of Private Design Fund, Special Situations Fund, International Master Fund and Partners is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(3)
John D. Harkey, Jr., the manager of JDH Investment Management, LLC, has sole voting and investment power with respect to such shares.

(4)
Roche Finance Ltd, a wholly owned subsidiary of Roche Holding Ltd, a publicly-held corporation, has sole voting and investment power with respect to such shares. The principal business address of Roche Finance Ltd is Grenzacherstrasse 122, 4070 Basel, Switzerland.

(5)
Information is based on a Schedule 13F filed with the SEC on August 15, 2016. The principal business address of RA Capital Management, LLC is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(6)
Consists of (a) 389,647 shares of common stock held by T. Rowe Price Health Sciences Fund, Inc., (b) 22,244 shares of common stock held by TD Mutual Funds — TD Health Sciences Fund, (c) 23,936 shares of common stock held by VALIC Company I — Health Sciences Fund, (d) 20,343 shares of common stock held by T. Rowe Price Health Sciences Portfolio, (e) 10,120 shares of common stock held by John Hancock Variable Insurance Trust — Health Sciences Trust, (f) 9,570 shares of common stock held by John Hancock Funds II — Health Sciences Fund, (g) 431,967 shares of common stock held by T. Rowe Price New Horizons Fund, Inc., (h) 43,064 shares of common stock held by T. Rowe Price New Horizons Trust, (i) 829 shares of common stock held by T. Rowe Price U.S. Equities Trust and (j) 300,000 shares of common stock purchased in the Company's initial public offering. T. Rowe Price Associates, Inc. is the investment adviser or subadviser, as applicable, for each of T. Rowe Price Health Sciences Fund, Inc., TD Mutual Funds — TD Health Sciences Fund, VALIC Company I — Health Sciences Fund, T. Rowe Price Health Sciences Portfolio, John Hancock Variable Insurance Trust — Health Sciences Trust, John Hancock Funds II — Health Sciences Fund, T. Rowe Price New Horizons Fund, Inc., T. Rowe Price New Horizons Trust and T. Rowe Price U.S. Equities Trust.

(7)
White Rock Capital Partners, L.P. is managed by White Rock Capital Management, L.P., its general partner, which is managed by White Rock Capital, Inc., its general partner, which is managed by Thomas U. Barton, its president.

(8)
Information is based on a Schedule 13F filed with the SEC on August 10, 2016. NRM VII Holdings I LLC is managed by Third Security Capital Partners VII, LLC, which is managed by Third Security, LLC, which is managed by Randal J. Kirk.

(9)
Consists of shares exercisable within 60 days of August 15, 2016 pursuant to an option to purchase 738,300 shares of common stock granted on June 10, 2015, which vests and becomes exercisable in as to 25% of the shares on June 10, 2016, and then in 36 equal monthly installments thereafter.

(10)
Mr. Carbona ceased serving as our President and Chief Executive Officer on April 22, 2015.

(11)
Consists of shares exercisable within 60 days of August 15, 2016 pursuant to an option to purchase 164,059 shares of common stock granted on August 11, 2015, which vests and becomes exercisable in as to 25% of the shares on August 3, 2016, and then in 36 equal monthly installments thereafter.

(12)
Consists of shares exerciseable within 60 days of August 15, 2016 pursuant to an option to purchase 199,855 shares of common stock granted on September 14, 2016, which vests and becomes exercisable in as to 25% of the shares on August 3, 2016, and then in 36 equal monthly installments thereafter.

(13)
Consists of shares exercisable within 60 days of August 15, 2016 pursuant to an option to purchase 8,385 shares of common stock granted for service on our board of directors on February 10, 2016, which vests and becomes exercisable in 12 equal monthly installments beginning on March 10, 2016.

(14)
Shares beneficially owned prior to the offering consist of (a) 1,659,237 shares of common stock and 267,776 shares of common stock issuable upon the exercise of warrants held by PBM Capital Investments, LLC, (b) 227,646 shares of common stock held directly by Mr. Manning together with his spouse as Joint Tenants with Right of Survivorship, (c) 25,293 shares of common stock held by

  BKB Growth Investments, LLC and (d) 5,590 shares exercisable within 60 days of August 15, 2016 pursuant to an option to purchase 8,385 shares of common stock granted to Mr. Manning for service on our board of directors on February 10, 2016, which vests and becomes exercisable in 12 equal monthly installments beginning on March 10, 2016. Mr. Manning has the sole voting and investment power with respect to the shares held by PBM Capital Investments, LLC. Mr. Manning is co-manager of BKB Growth Investments, LLC and, as such, has unilateral voting and investment power with respect to the shares held by BKB. Mr. Manning disclaims beneficial ownership of the shares held by PBM Capital Investments, LLC and BKB Growth Investments, LLC, except to the extent of his pecuniary interest therein, and the inclusion of the securities in this report shall not be deemed an admission of beneficial ownership of all of the reported securities for purposes of Section 16 or for any other purpose.

(15)
Consists of (a) 736,871 shares of common stock held by Venrock Healthcare Capital Partners II, L.P. ("VHCP II"), and (b) 298,786 shares of common stock held by VHCP Co-Investment Holdings II, LLC ("VHCP Co. II"). VHCP Management II, LLC ("VHCPM II") is the sole general partner of VHCP II and the manager of VHCP Co. II and may be deemed to beneficially own these shares. Anders D. Hove and Mr. Koh are members of VHCPM II and may be deemed to beneficially own the shares held by VHCP II and VHCP Co. II. Mr. Kong disclaims beneficial ownership of the shares held by VHCP II and VHCP Co. II except to the extent of his pecuniary interest therein, and the inclusion of the securities in this report shall not be deemed an admission of beneficial ownership of all of the reported securities for purposes of Section 16 or for any other purpose. Also includes 5,590 shares exercisable within 60 days of August 15, 2016 pursuant to an option to purchase 8,385 shares of common stock granted to Mr. Koh for service on our board of directors on February 10, 2016, which vests and becomes exercisable in 12 equal monthly installments beginning on March 10, 2016.

DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries. You should also refer to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus is part.

General

          Our amended and restated certificate of incorporation, or our restated certificate, authorizes us to issue up to 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of June 30, 2016, we had outstanding 23,013,838 shares of common stock, held by 44 stockholders of record, and no shares of preferred stock outstanding.

Common Stock

Voting Rights

          Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our restated certificate and our amended and restated bylaws, or our restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

          Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

          In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

          Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

          Our board of directors has the authority under our restated certificate, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

          Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock.

Options

          As of June 30, 2016, under our 2014 Plan and 2016 Plan, options to purchase an aggregate of 2,348,617 shares of common stock were outstanding, at a weighted average exercise price of $18.70 per share.

Warrants

          As of June 30, 2016, there were outstanding immediately exercisable warrants to purchase up to 310,220 shares of common stock at an exercise price of $2.57 per share.

          The warrants also contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise thereof in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Choice of Forum

          Our restated certificate provides that the Court of Chancery of the state of Delaware will be the exclusive forum for:

  •
  any derivative action or proceeding brought on our behalf;

  •
  any action asserting a breach of fiduciary duty;

  •
  any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate, or our restated bylaws; or

  •
  any action asserting a claim against us that is governed by the internal affairs doctrine.

          The enforceability of similar choice of forum provisions in other companies' certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our restated certificate to be inapplicable or unenforceable in such action.

Registration Rights

          We and certain of our stockholders have entered into an investor rights agreement. Following the completion of this offering, the registration rights provisions of this agreement will provide those holders with demand and piggyback registration rights with respect to an aggregate of 7,978,750 shares of our common stock, which we refer to as registrable securities.

Demand Registration Rights

          The holders of at least a majority of the registrable securities in the aggregate have the right to demand that we file a Form S-1 registration statement. These registration rights are subject to specified conditions and limitations, including specified blackout periods and the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. Upon such a request, we are required to effect the registration as expeditiously as practicable. However, pursuant to the lock-up agreements entered into in connection with this offering, the holders of a majority of the registrable securities have agreed not to exercise such registration rights for at least 75 days from the date of this prospectus.

Piggyback Registration Rights

          If we propose to register any of our common stock under the Securities Act of 1933, as amended, or the Securities Act, either for our own account or for the account of other stockholders, the holders of registrable securities will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of a managing underwriter to limit the number of shares included in any such registration under specified circumstances. All holders of registrable securities, other than the selling stockholder with respect to the number of shares sold in this offering by the selling stockholder, have waived any piggyback registration rights to which they may otherwise have been entitled in this offering.

Registration on Form S-3

          At any time after we become eligible to file a registration statement on Form S-3, holders of registrable securities will be entitled, upon their written request, to have such shares registered by us on a Form S-3 registration statement at our expense, provided that such requested registration has an anticipated aggregate offering size to the public of at least $3.0 million, net of offering expenses, and subject to other specified conditions and limitations.

Expenses of Registration

          We will pay all expenses relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Termination of Registration Rights

          The registration rights granted under the investor rights agreement will terminate with respect to a particular holder at such time as that holder and its affiliates may sell all of their shares of common stock pursuant to Rule 144 under the Securities Act without any restrictions on volume or the necessity of the company being current in its filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

          We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

          In general, Section 203 defines an "interested stockholder" as an entity or person who, together with the person's affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Restated Certificate of Incorporation and Restated Bylaws

          Our restated certificate provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a plurality of the shares of common stock outstanding will be able to elect all of our directors. Our restated certificate and our restated bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

          Our restated certificate and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and do not allow stockholders to act by written consent without a meeting. Our restated bylaws also provide that only our chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

          Our restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder's notice.

          Our restated certificate and restated bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding common stock.

          The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

          These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co. The transfer agent's address is 6201 15th Avenue, Brooklyn, NY 11219.

Stock Exchange Listing

          Our common stock is listed on The NASDAQ Global Select Market under the trading symbol "AVXS."

 SHARES ELIGIBLE FOR FUTURE SALE

Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

          Based on the number of shares outstanding as of June 30, 2016, upon the closing of this offering and assuming no exercise of the underwriters' option to purchase additional shares, 26,973,983 shares of common stock, which includes both shares sold by us and any shares sold by the selling stockholder, will be outstanding, assuming no outstanding options or warrants are exercised, all of which may be resold in the public market immediately without restriction, other than shares owned by our affiliates, which may be sold pursuant to Rule 144. However, resale of an aggregate of 8,568,099 shares will be restricted as a result of lock-up agreements executed in conjunction with this offering, as described below. Pursuant to these lock-up agreements, an aggregate of 6,453,358 shares owned by entities affiliated with our directors, including the selling stockholder, will be eligible for sale in the public market 75 days after the date of this prospectus, and 2,114,741 shares owned by our executive officers and directors will be eligible for sale in the public market 90 days after the date of this prospectus, in each case subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

          In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

          Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

  •
  the restricted securities have been held for at least six months, including the holding period of any prior owner other than one of our affiliates;

  •
  we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

  •
  we are current in our Exchange Act reporting at the time of sale.

          Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

          Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately 269,740 shares immediately after the completion of this offering based on the number of shares outstanding as of June 30, 2016; or

  •
  the average weekly trading volume of our common stock on the stock exchange on which our shares are listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

          Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

          Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits most of our employees, executive officers or directors, except for any holder who is deemed to have been an affiliate of our company during the immediately preceding 90 days, who purchased shares under a written compensatory plan or contract, to sell such shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement.

Form S-8 Registration Statements

          We have filed a registration statement on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our 2014 Plan and 2016 Plan, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144 and expiration or release from the terms of the lock-up agreements described below.

Lock-Up Agreements

          We, our executive officers and directors and certain of our stockholders, including the selling stockholder, have entered into lock-up agreements with the underwriters or otherwise agreed, subject to certain exceptions, that we and they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, or otherwise dispose of or hedge any of our shares of common stock, any options or warrants to purchase shares of our common stock, or any securities convertible into, or exchangeable for or that represent the right to receive shares of our common stock, without the prior written consent of Goldman, Sachs & Co. and Jefferies LLC for a period of 75 days, in the case of entities affiliated with our directors, including the selling stockholder, or 90 days, in the case of our executive officers and directors, from the date of this prospectus. The aggregate number of shares owned by our executive officers and directors subject to the 90-day lock-up period is 2,114,741 shares. The aggregate number of shares owned by the entities affiliated with our directors subject to the 75-day lock-up period is 6,453,358 shares.

Registration Rights

          Following the completion of this offering, the holders of 7,978,750 shares of our common stock, who are party to our investor rights agreement, or their transferees, will be entitled to specified rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration statement. See "Description of Capital Stock — Registration Rights" for additional information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

          The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxes that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address any U.S. federal estate or gift tax, any state, local or non-U.S. tax consequences or U.S. federal tax consequences other than income taxes. Rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code such as financial institutions, insurance companies, tax-exempt organizations, tax-qualified retirement plans, broker-dealers and traders in securities, commodities or currencies, U.S. expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "conversion transaction," or other risk reduction strategy, holders deemed to sell our common stock under the constructive sale provisions of the Code, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who are subject to the alternative minimum tax or the Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities or entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their places of organization or formation). Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, published administrative pronouncements, rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary. This discussion assumes that the Non-U.S. Holder holds our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment).

          The following discussion is for general information only and is not tax advice for any Non-U.S. Holders under their particular circumstances. Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local and non-U.S. tax consequences and any U.S. federal non-income tax consequences.

          For the purposes of this discussion, a "Non-U.S. Holder" is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. Holder. A "U.S. Holder" means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. Also, partnerships and their partners, or other entities that are treated as partnerships for U.S. federal income tax purposes and their equity holders (regardless of their place of organization or formation) and entities that are treated as disregarded entities for U.S. federal income tax purposes (regardless of their place of organization or formation) are not addressed by this discussion and are, therefore, not considered to be Non-U.S. Holders for the purposes of this discussion.

Distributions on Our Common Stock

          Distributions, if any, made on our common stock to a Non-U.S. Holder generally will constitute dividends for U.S. tax purposes to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and any such dividends will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury regulations and the relevant tax treaty (if any) provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide such certification to us, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit if any excess amount is withheld by timely filing an appropriate claim for a refund with the IRS.

          We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments.

          To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock as a non-taxable return of capital, but not below zero, and then any excess will be treated as gain and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

          For additional withholding rules that may apply to distributions paid to certain Non-U.S. Holders, see the discussions below regarding backup withholding and foreign accounts.

Gain on Disposition of Our Common Stock

          Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a "United States real property holding corporation," or a USRPHC, within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period.

          If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, unless a specific treaty exemption applies, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). With respect to (c) above, in general, we would be a USRPHC if interests in U.S. real property constituted (by fair market value) at least half of our assets. We believe that we are not, and do not anticipate becoming a USRPHC; however, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were treated as a USRPHC, gain realized by a Non-U.S. Holder on a disposition of our common stock would not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than 5% of our common stock at all times within the shorter of (a) the five-year period preceding the disposition or (b) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

          Generally, we or certain financial middlemen must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, and the amount, if any, of tax withheld. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

          Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN, Form W-8BEN-E or other certification as to its non-U.S. status or otherwise establishes an exemption.

          Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or non-U.S., unless the holder provides a properly executed IRS Form W-8BEN, Form W-8BEN-E or other certification as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

          If backup withholding is applied to you, you should consult with your own tax advisor to determine if you are able to obtain a tax refund or credit with respect to the amount withheld.

Foreign Accounts

          A U.S. federal withholding tax of 30% may apply to dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules), including when the foreign financial institution holds our common stock on behalf of a Non-U.S. Holder, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which may include certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these withholding and reporting requirements may be subject to different rules. This U.S. federal withholding tax of 30% will also apply to dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding its substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of this withholding tax on their investment in our common stock.

          The withholding provisions described above generally apply currently to payments of dividends and will apply to payments of gross proceeds from a sale or other disposition of common stock after December 31, 2018.

          EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW, AS WELL AS TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL, NON-U.S. OR U.S. FEDERAL NON-INCOME TAX LAWS.

 UNDERWRITING

          The company, the selling stockholder and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Jefferies LLC are acting as the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.	1,976,250
Jefferies LLC	1,211,250
BMO Capital Markets Corp.	786,250
Chardan Capital Markets, LLC	276,250

Total	4,250,000

          The underwriters are committed to take and pay for all of the shares being offered by the company and the selling stockholder, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

          The underwriters have an option to buy up to an additional 637,500 shares from the company. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

          The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 637,500 additional shares.

Paid by the Company	No Exercise	Full Exercise
Per Share	$2.07	$2.07
Total	$8,197,500.15	$9,517,125.15

Paid by the Selling Stockholder	No Exercise	Full Exercise
Per Share	$2.07	$2.07
Total	$599,999.85	$599,999.85

          Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $1.24 per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The company and its officers, directors, and certain of the company's stockholders, including the selling stockholder, have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date that is 75 days after the date of this prospectus, in the case of entities affiliated with our directors, including the selling stockholder, or 90 days after the date of this prospectus, in the case of our executive officers and directors, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

          Our common stock is listed on The NASDAQ Global Select Market under the symbol "AVXS."

          In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A "covered short position" is a short position that is not greater than the amount of additional shares for which the underwriters' option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. "Naked" short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

          The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

          We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, payable by us will be approximately $713,173. We have agreed to reimburse the underwriters for all expenses related to the clearance of the offering with the Financial Industry Regulatory Authority (in an amount not to exceed $15,000).

          We and the selling stockholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

            (a)     to a legal entity which is a qualified investor as defined in the Prospectus Directive;

            (b)     to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (c)     in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

          In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

          In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Hong Kong

          The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

          The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Australia

          No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

            (a)     you confirm and warrant that you are either:

                  (i)  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

                 (ii)  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

                (iii)  a person associated with the company under section 708(12) of the Corporations Act; or

                (iv)  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

            (b)     you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

          The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not "addressed to the public at large or to a certain sector or specific group of the public").

 LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed upon for us by Cooley LLP, New York, New York. As of the date of this prospectus, a partner of Cooley LLP beneficially owns an aggregate of 2,508 shares of common stock. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, Menlo Park, California.

EXPERTS

          The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to our company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

          You can read our SEC filings, including the registration statement, over the internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

          We are subject to the information reporting requirements of the Exchange Act and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at www.avexis.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

          The SEC allows us to "incorporate by reference" information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37693):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 18, 2016;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 13, 2016 and August 12, 2016, respectively; and

  •
  our Current Reports on Form 8-K, filed with the SEC on February 17, 2016, May 6, 2016 (as to Item 8.01 and Exhibit 99.2 only), June 24, 2016, July 20, 2016 and September 7, 2016.

          Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have "furnished" to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

          We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to AveXis, Inc., Attn: Investor Relations, 2275 Half Day Rd., Suite 160, Bannockburn, Illinois, 60015.

          You also may access these filings on our website at www.avexis.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

          Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

4,250,000 Shares

AveXis, Inc.

Common Stock

Goldman, Sachs & Co.	Jefferies
BMO Capital Markets Chardan

September 8, 2016